NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FENTURA FINANCIAL, INC. 175 North Leroy Street P.O. Box 725 Fenton, Michigan 48430

        The Fentura Financial, Inc. 2005 Annual Shareholders Meeting will be held at the St. John Activity Center, 610 N. Adelaide Street, Fenton, Michigan, Tuesday, April 26, 2005, at 7:00 p.m. for the following purposes:

1.	To elect three directors; and
2.	Transact any other business that may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on March 16, 2005, as the record date for the purpose of determining shareholders who are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Ronald L. Justice Ronald L. Justice Secretary

Fenton, Michigan
March 28, 2005

IMPORTANT

All shareholders are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person and if you have submitted a proxy form, it will not be necessary for you to vote in person at the meeting. However, if you attend the meeting and wish to change your proxy vote, you will be given an opportunity to do so.

PROXY STATEMENT

FENTURA FINANCIAL, INC.
175 North Leroy Street
P.O. Box 725
Fenton, Michigan 48430
Telephone: (810) 750-8725

ANNUAL MEETING OF SHAREHOLDERS

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fentura Financial, Inc. (the “Corporation”) to be voted at the annual meeting of its shareholders to be held at the St. John Activity Center, 610 N. Adelaide Street, Fenton, Michigan, on Tuesday, April 26, 2005, at 7:00 p.m., eastern standard time, and at any adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about March 28, 2005.

        If a proxy in the accompanying form is properly executed, duly returned to the Corporation, and not revoked, the shares represented by the proxy will be voted at the annual meeting of the Corporation’s shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, a proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for election of all nominees of the Board of Directors. The Corporation’s management does not know of any other matters to be presented at the annual meeting. If other matters are presented, the shares represented by proxy will be voted at the discretion of the persons designated as proxies, who will take into consideration the recommendations of the Corporation’s management.

        Any shareholder executing a proxy in the enclosed form has the power to revoke it by notifying the Secretary of the Corporation in writing at the address indicated above at any time before it is exercised, or by appearing at the meeting and voting in person.

        Solicitation of proxies is being made by mail. Directors, officers, and regular employees of the Corporation and its subsidiaries may also solicit proxies in person or by telephone without additional compensation. In addition, banks, brokerage firms, and other custodians, nominees, and fiduciaries may solicit proxies from the beneficial owners of shares they hold and may be reimbursed by the Corporation for reasonable expenses incurred in sending proxy material to beneficial owners of the Corporation’s stock. The Corporation will pay all expenses of soliciting proxies.

Boards of Directors

        The names of Directors of the Corporation and its three subsidiary banks, The State Bank, Davison State Bank, and West Michigan Community Bank, are set forth below.

FENTURA FINANCIAL, INC.

Donald L. Grill
    President & CEO
    Fentura & The State Bank

Peggy L. Haw Jury
    CPA, CFE, Principal and Chair
    BKR
    Dupuis & Ryden, P.C.

J. David Karr
    Owner & Attorney
    Karr Law Office

Thomas P. McKenney
    Owner & Attorney
    Thomas P. McKenney, PLC

Thomas L. Miller
    CEO
    TMI, Inc.

Brian P. Petty
    Owner & President
    Fenton Glass Service, Inc

Ian W. Schonsheck
    CEO
    Schonsheck, Inc.

Forrest A. Shook
    Owner & President
    NLB Corporation

THE STATE BANK

Louis O. Blessing
    Owner & President,
    Blessing Plumbing
    & Heating Inc.

Kenneth E. Burchfield
    Senior Partner & Attorney
    Burchfield, Park, & Pollesch.

Donald L. Grill
    President & CEO
    Fentura & The State Bank

Mark T. Hamel
    Owner
    The French Laundry

Dennis E. Leyder
    Executive Vice President
The State Bank	THE STATE BANK (cont.)

Victor J. Lukasavitz
    President
    Gould Engineering, Inc.

John M. Mansour
    Owner & President,
    J.M. Developments, Inc.

James T. Peabody
     Partner & President
    Smith-Peabody-Stiles-
    Insurance Agency

Brian P. Petty
    Owner & President
    Fenton Glass Service, Inc.

Roger L. Sharp
    Owner & President
    Sharp Funeral Home, Inc.

DAVISON STATE BANK

Thomas G. Donaldson, Retired
    Former CFO, McLaren Health
    Care Corporation

Kenneth R. Duetsch
    Real Estate Broker
    Red Carpet Keim

John A. Emmendorfer, Jr.
    President & CEO
    Davison State Bank

David H. Fulcher
    Owner & Chairman
    The Fulcher Companies, Inc.

Kevin M. Hammer
    Senior Vice President
    Davison State Bank

Peggy L. Haw Jury
    CPA, CFE,Principal & Chair
    BKR Dupuis & Ryden, P.C.

Ronald L. Justice
    Senior Vice President
    Fentua Financial, Inc.

J. David Karr
    Owner & Attorney
    Karr Law Office
DAVISON STATE BANK (cont.)

Craig L. Stefanko
    Partner & President
    DCC Development Corporation

William J. Zirnhelt
    Business Manager
    St John
    Evangelical Church

WEST MICHIGAN
COMMUNITY BANK

Juanita C. Briggs
    President & CEO
    Valor Industries, Inc.

Dr. Michael A. Byars
    Partner
    Georgetown Physicians, P.C.

James W. Fredricks,
     Consultant
    West Michigan Community Bank

Donald L. Grill
     President & CEO
    Fentura & The State Bank

John R. Klein,
     Retired, Former President
    Steelcase Financial Services Inc.

Richard A. Patmos
     Co-Owner & President
    Sunrise Acres Egg Farm
Douglas W. Rotman
     Partner & President
     Ferris, Busscher
    & Zwiers, P.C.

Ian W. Schonsheck
     CEO
    Schonsheck, Inc.

Robert E. Sewick
     President & CEO
    West Michigan Community Bank

Samuel L. Wanner
     Director of Finance
    Calvin College

James A. Wesseling
     Senior Partner
    Wesseling & Brackmann, P.C.

2005 ELECTION OF DIRECTORS

        The only matter scheduled to be considered at the annual meeting will be the election of three persons to the Board of Directors of the Corporation. The Corporation’s Board of Directors is divided into three classes. Each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. Directors are elected for a three year term. The directors whose terms expire at the annual meeting (“Class II Directors”) are Peggy L. Haw Jury, Thomas L. Miller, and Ian W. Schonsheck. The Board has nominated these same individuals for reelection as Class II Directors. If elected, the terms of these directors will expire at the 2008 annual meeting of shareholders.

        Except for those individuals nominated by the Board of Directors, no persons may be nominated for election at the 2004 annual meeting. The Corporation’s Bylaws require at least 120 days prior written notice of any other proposed shareholder nominations and no such notice has been received.

        The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominee. Proxies will not be voted for a greater number of persons than the number of nominees named.

        A vote of shareholders holding a plurality of shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker nonvotes, and other shares not voted will not be counted as shares voted.

      The Nomination Process

        Director nominees are considered and must be recommended to the full Board by the Director Selection Committee, each of whom is independent under SEC and NASDAQ Standards. When considering a potential candidate for membership on the Corporation’s Board, the Committee seeks to identify candidates who will meet the challenges and needs of the Board. The Committee considers, among other qualifications, demonstrated character and judgment, diversity, geographic representation, professional credentials, recognition in the marketplace, and experience in business and the financial industry. The Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, the Board requires that each of its members will have the highest personal and professional ethics, integrity and values; will consistently exercise sound and objective business judgment; and will have a comfort with diversity in its broadest sense. In addition, it is anticipated that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a comfort with technology, a long-term and strategic perspective, and the ability to advance constructive debate. It is considered important for the Board as a whole to operate in an atmosphere where the chemistry of the individuals is a key element.

        The Committee will consider shareholder nominations for directors submitted in accordance with the procedure set forth in Article III, Section 15(c) of the Corporation’s Bylaws. The procedure provides that a notice relating to the nomination must be given in writing to the Corporation not later than one hundred twenty days prior to the annual meeting. Such notice must contain identification information, business experience and background information with respect to the proposed nominee and contain information with respect to the proposed nominee’s share ownership. There are no differences in the manner in which the Committee evaluates a candidate that is recommended for nomination for membership on the Corporation’s Board by a shareholder. As noted, the Board has not received any recommended nominations from any of the Corporation’s shareholders in connection with the Annual Meeting.

        Upon receipt of information concerning a shareholder proposed candidate, the Committee assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to fulfill by adding or replacing a director, and then develops a director profile by comparing the current state of Board characteristics with the desired state and the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Board for discussion. Similarly, if at any time the Committee determines there may be a need to add or replace a director, the Committee develops a Director profile by comparing the current state of Board characteristics with the desired state. If no candidates are apparent from any source, the Committee will determine the appropriate method to conduct a search. The Committee has, to date, not paid any third party fee to assist in identifying and evaluating nominees.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ELECTION OF ALL NOMINEES AS DIRECTORS

STOCK OWNERSHIP INFORMATION

Stock Ownership Of Directors, Executive Officers And Certain Major Shareholders

        At the close of business on March 16, 2005, the record date for determination of the shareholders entitled to vote at the annual meeting, the Corporation had issued and outstanding 1,889,463 shares of its common stock, the only class of voting securities presently outstanding. Each share entitles its holder to one vote on each matter to be voted upon at the meeting.

        In general, “beneficial ownership” includes those shares a Director or officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. The table below shows the beneficial stock ownership of the Corporation’s Directors and executive officers named in the summary compensation table below and those shareholders who hold more than 5% of the total outstanding shares as of March 16, 2005.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Outstanding(2)

John A. Emmendorfer, Jr. (Executive Officer)	1,334	(5)	*
Donald L. Grill (Director, Executive Officer)	8,959	(3)(5)	*
Peggy L. Haw Jury (Director)	1,639	(3)	*
Ronald L. Justice (Executive Officer)	1,875	(3)(5)	*
J. David Karr (Director)	1,966	(3)	*
Douglas J. Kelley (Executive Officer)	610	(5)	*
Dennis E. Leyder (Executive Officer)	812	(5)	*
Thomas P. McKenney (Director)	5,710	(3)(4)	*
Thomas L. Miller (Director)	413		*
Brian P. Petty (Director)	12,829	(3)(4)	*
Holly J. Pingatore (Executive Officer)	871	(5)	*
Robert E. Sewick (Executive Officer)	2,657	(5)	*
Ian W. Schonsheck (Director)	910		*
Forrest A. Shook (Director)	24,303	(3)(4)	1.29%
Donald E. Johnson, Jr.(6)	196,480		10.40%
Linda J. Lemieux(6)	104,051		5.51%
Mary Alice Heaton(6)	102,276		5.41%
Directors and Executive Officers
as a group (14 persons)	64,888		3.43%

(1)

The number of shares in this column includes shares owned directly or indirectly, through any contract, arrangement, understanding or relationship, or the indicated beneficial owner otherwise has the power to vote, or direct the voting of, and/or has investment power. Also includes shares that may be acquired pursuant to stock options that are exercisable within 60 days.

(2)	The symbol * shown in this column indicates ownership of less than 1%.
(3)	Ownership and voting rights of all shares are joint with spouse or individually held, except that Mr. Shook beneficially owns 3,229 shares through his business NLB Corporation.
(4)	Includes 2,428 shares that may be acquired pursuant to stock options that are exercisable within 60 days.
(5)

Includes 1,085 shares for Mr. Emmendorfer, 2,998 shares for Mr. Grill, 1,236 shares for Mr. Justice, 500 shares for Mr. Kelley, 592 shares for Mr. Leyder, 871 shares for Ms. Pingatore, and 1,667 shares for Mr. Sewick that may be acquired pursuant to stock options that are exercisable within 60 days.

(6)	Each person’s address is: SNB Trust Operations, 101 North Washington Avenue, Saginaw, Michigan 48607.

THE CORPORATION’S BOARD OF DIRECTORS

        Biographical information concerning the current directors and the nominees who are nominated for election to the Board of Directors at the annual meeting is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over five years.

Nominees for 3-Year Terms Expiring 2008

        Peggy L. Haw Jury, age 53, has served as a Director of Davison State Bank since March of 2000, and as a Director of the Corporation since January of 2001. Ms. Haw Jury is a Class II Director. She is a Certified Public Accountant and a principal and Chair of the Board of the CPA firm BKR Dupuis & Ryden. Since 1996, Ms. Jury has also been a partner in a financial advisory services business, D&R Financial Services, LLC. Ms. Haw Jury has advised the Corporation that as of July 1, 2005, she plans to resign from her director positions with the Corporation and the Davison State Bank as a result of the merger of BKR Dupuis & Ryden with the firm of Plante & Moran on July 1, 2005. Ms. Haw Jury will become a partner in Plante & Moran firm which does not allow its partners to serve on financial institution boards of directors. No decision has been made as to who may replace Ms. Haw Jury on the Corporation or Davison State Bank boards.

        Thomas L. Miller, age 55, was appointed as a Class II Director of the Corporation on June 26, 2003. He is the CEO and founder of TMI, Inc., a company that specializes in the design and fabrication of large air handling units for various industrial applications.

        Ian W. Schonsheck, age 51, was appointed as a Class II Director of the Corporation on June 26, 2003. He is the CEO of Schonsheck, Inc., a company he founded in 1985. Schonsheck, Inc. is a design, construction and land development company that specializes in industrial and commercial buildings, expansions and renovations.

Directors with Terms Expiring in 2007

        Brian P. Petty, age 47, was appointed a Director of the Corporation effective September 26, 2002. Mr. Petty has served as a Director of The State Bank since January of 1994 and has served as Chairman since 2003. Mr. Petty previously served as a Director of the Corporation from March of 1995 to December of 2000. Mr. Petty is a Class I Director. Mr. Petty is the owner and President of Fenton Glass Service, Inc., which sells and installs glass for automobile, residential, industrial and specialty uses.

       J. David Karr, age 66 serves as a Director and Chairman of Davison State Bank and was appointed as a Director of the Corporation effective January 2001 and was re-elected by the shareholders at the 2001 annual meeting. Mr. Karr is a Class I Director. Mr. Karr is an attorney with a private practice located in Davison, Michigan.

        Thomas P. McKenney, age 53, has been a Director of the Corporation since 1992 and was a Director of The State Bank from 1991 to 2003, serving as Chairman of The State Bank’s Board from 2001 to 2003. Mr. McKenney was appointed Vice Chairman of the Corporation in May 2003. Mr. McKenney is a Class I Director. Mr. McKenney is an attorney with a private practice located in Bloomfield Hills, Michigan.

Directors with Terms Expiring 2006

        Forrest A. Shook, age 62, has been a Director since 1996 and served as Vice Chairman of the Board of Directors of the Corporation from 1997 to May 2003. Mr. Shook was appointed Chairman of the Board of Directors of the Corporation in May 2003. He was a member of The State Bank Board from 1996 through 2000 and served as its Vice Chairman from 1997 through 2000. Mr. Shook is a Class III Director. Mr. Shook is the founder and President of NLB Corporation located in Wixom, Michigan. NLB Corporation manufactures high pressure pumps that are used around the world in many applications.

        Donald L. Grill, age 57, has been a Director since 1996. Mr. Grill is a Class III Director. Mr. Grill joined the Corporation as President and Chief Executive Officer in 1996. From 1976-1983, Mr. Grill was employed by Key State Bank in Owosso, Michigan. From 1983-1996, Mr. Grill was employed by First of America Bank Corporation and served as President and Chief Executive Officer of First of America Bank-Frankenmuth.

Independence of Directors and Attendance at Meetings

        The Board of Directors of the Corporation is composed of a majority of independent directors (as independence is defined in the NASD Listing Standards). During the fiscal year ended December 31, 2004 the Board of Directors of the Corporation held a total of twelve regular meetings and two special meeting. Various committees of the Board held meetings as needed. Each director attended at least seventy-five percent of the total meetings of the Corporation and Affiliate Bank Boards of Directors and meetings of the committees on which he or she served. The Corporation also encourages all members of the Board to attend the Corporation’s annual meeting of shareholders each year. All members of the Board of Directors of the Corporation attended the Corporation’s 2004 annual meeting.

Communication With the Corporation’s Board of Directors

        Shareholders may communicate with members of the Corporation’s Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 175 North Leroy Street, P.O. Box 725, Fenton, Michigan 48430-0725.

Director Compensation

        The Corporation and Affiliate Bank directors are compensated in three ways: cash retainer fees, stock options and participation in stock purchase plans. Each director of the Corporation is paid a $9,000 annual retainer fee. The Chairman of the Board receives an additional annual $2,000 retainer fee. Directors of the Corporation who also serve on Affiliate Bank Boards receive additional compensation because of their Affiliate Bank Board service.

        Stock option grants are available to directors who are not employees of the Corporation under the 1996 Nonemployee Director Stock Option Plan. However, no options were granted to directors during the year 2004. Exercisable stock options issued in prior years are included in the table and footnotes which appear on page 5.

        Directors of the Corporation and the Affiliate Banks may also use director cash retainer fees to purchase shares of the Corporation issued by the Corporation at fair market value under the Corporation’s Director Stock Retainer Plan. Directors may also use other personal funds or cash retainer fees to purchase shares under the Fentura Financial, Inc. Stock Purchase Plan. This plan permits all employees of the Corporation and Affiliate Banks, as well as directors, to purchase shares at fair market value through regular payroll or fee deductions and also through lump sum payments. The maximum annual dollar amount of purchases per individual through payroll or fee deductions is $10,000 and the maximum annual dollar amount of lump sum purchases is also $10,000, for a total annual maximum of $20,000.

Code of Ethics

        The Corporation’s Board of Directors adopted a Code of Ethics on March 27, 2003. The Code details principles and responsibilities governing professional and ethical conduct for all Corporation Directors and Executive Officers. The Code is filed as an exhibit to the Corporation’s 2002 annual report on Form 10-K. Any changes or waivers to the Code of Ethics will be promptly disclosed in our SEC filings.

Committees of The Corporation Board

        The Corporation maintains the following standing committees: Executive, Forward Planning, Director Selection, Audit, and Compensation/ESOP.

Executive Committee

        The Executive Committee, which met five times in 2004, consists of Messrs. Grill, McKenney, and Shook. This Committee reviews in depth the status and progress of various projects, management activities and the Corporation’s financial performance. As necessary, it provides guidance and makes recommendations to management and/or the Board of Directors.

Forward Planning

        The Forward Planning Committee consists of Messrs. Grill, Miller, and Schonsheck. This Committee evaluates and recommends strategic initiatives and alternatives to guide the future performance and direction of the Corporation. All Forward Planning matters during 2004 were considered by the full Board at regular Board meetings.

Director Selection

        The Corporation’s Director Selection Committee consists of Ms. Haw Jury and Messrs. McKenney and Shook. This Committee coordinates the process of identifying, interviewing and recommending new director candidates. In reviewing director selections, the Committee will consider recommendations of shareholders. Shareholders who wish to recommend nominees should submit their recommendations in writing, delivered or mailed to the Secretary of the Corporation. During 2004, all Committee deliberations were considered by the full Board at regular Board meetings.

Audit Committee

        The Corporation’s Audit Committee consists of Ms. Haw Jury and Messrs. Karr and Miller, and the Audit Committee chair persons of each affiliate Bank Audit Committee’s as ex-officio members. The Audit Committee oversees the Corporation’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in the Corporation’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Corporation’s quarterly financial statements.

       Ms. Haw Jury has been designated by the Board as the Audit Committee’s financial expert. Ms. Haw Jury is independent of management, as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

        The Audit Committee is guided by an Audit Committee Charter, a copy of which was attached to the 2004 Annual Meeting Proxy Statement. All of the members of the Audit Committee are independent, as defined in Rule 4200(a) of the NASD Listing Standards. During 2004, the Audit Committee held five meetings. On March 24, 2005, the Audit Committee submitted to the Board the following report:

Audit Committee Report

        We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2004.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10-K for the year ended December 31, 2004.

Respectfully submitted, Peggy L. Haw Jury J. David Karr Thomas L. Miller

Compensation/ESOP Committee

        The members of the Compensation/ESOP Committee are Messrs. Karr, Petty and Shook. This Committee oversees the administration of the Corporation’s compensation and benefit programs. The Committee met four times during 2004. The performance of the CEO and all Compensation/ESOP Committee items were reviewed by the committee and approved by the full Board.

Report on Compensation/ESOP Committee

        The Corporation and Affiliate Bank Boards use compensation programs based on the following compensation principles: to provide the level of total compensation necessary to attract and retain quality employees at all levels of the organization; compensation is linked to performance and to the interests of shareholders; incentive compensation programs recognize both individual and corporate performance; and compensation balances rewards for short-term and long-term results.

        The Corporation and the Affiliate Banks provide a comprehensive compensation program that is both innovative and competitive in order to attract and retain qualified talent. The Affiliate Banks through their Compensation Committees review market data in order to assess the Affiliate Banks’ competitive position and each component of compensation including base salary, annual incentive and long-term incentive compensation.

Compensation of Chief Executive Officer

        Donald L. Grill became President and Chief Executive Officer of the Corporation and The State Bank in December of 1996 and is evaluated annually as to his personal performance, and regarding his role in directing the Corporation’s performance. The full Corporation Board annually reviews Mr. Grill’s performance. The Board considers Bank performance, community involvement and director/chairman communication, along with employee assessments gathered by the Human Resources Department in evaluating Mr. Grill’s performance.

Respectfully submitted, Year 2004 Compensation/ESOP Committee Brian P. Petty J. David Karr Forrest A. Shook

COMPENSATION/ESOP COMMITTEE INTERLOCKS

        The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Corporation, former officers of the Corporation or its subsidiaries or had any relationship otherwise requiring disclosure here.

EXECUTIVE COMPENSATION

        During 2004, the Corporation did not compensate any of its Executive Officers, each of whom was also an Executive Officer of one of the Affiliate Banks and is paid for services by an Affiliate Bank. The following table shows the compensation for services to Affiliate Banks of Affiliate Bank executive officers who received cash compensation in excess of $100,000 for the year 2004.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options(#)	All Other Compensation(2)
Donald L. Grill	2004	$215,803	$32,204	-	1,100	$34,486
President & CEO	2003	$208,957	$33,650	-	1,650	$11,538
of the Corporation and	2002	$198,739	$17,576	$9,000	1,052	$ 9,724
The State Bank

Robert W. Sewick	2004	$147,695	$19,539	-	600	$16,969
President & CEO	2003	$134,431	$10,911	-	990	$ 8,980
West Michigan Community	2002	$126,400	$ 9,680	-	528	$ 8,029
Bank after 3/15/04

Ronald L. Justice	2004	$112,804	$12,271	-	600	$15,148
Senior Vice President	2003	$107,830	$12,865	-	880	$ 6,650
and Secretary	2002	$ 99,000	$ 7,823	-	364	$ 6,135
of the Corporation

Dennis E. Leyder	2004	$105,487	$ 7,909	-	500	$13,593
Executive Vice President	2003	$ 90,529	$ 7,964	-	770	$ 3,674
The State Bank	2002	$ 88,965	$10,000	-	275	$ 1,479

John A. Emmendorfer, Jr	2004	$ 94,237	$23,436	-	600	$13,937
President & CEO Davison	2003	$ 90,914	$18,030	-	770	$ 4,298
State Bank	2002	$ 95,947	$ 2,537	-	184	$ 2,989

(1)	Includes fees paid to Mr. Grill for his service as a director. Inside Director fees were eliminated effective December 31, 2002.
(2)	The column of “All Other Compensation” consists of employer’s 401k and ESOP contribution(s).

Stock Option Information

        The Corporation’s 1996 Employee Stock Option Plan permits the grant of stock options to the officers and other key employees of the Corporation and its subsidiaries. Stock options are believed to help align the interests of employees with the interests of shareholders by promoting stock ownership by employees and rewarding them for appreciation in the price of the Corporation’s stock.

        The following tables contain information concerning stock options granted during 2004 to and retained by the named executives of the Corporation at December 31, 2004. None of the named executives exercised any stock options during the year 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees In FiscalYear	Exercise Price(2)	Expiration Date	5%	10%
Donald L. Grill	1,100	9.06%	$39.00	2014	$26,980	$68,372
Robert E. Sewick	600	4.94%	$39.00	2014	$14,716	$37,294
Ronald L. Justice	600	4.94%	$39.00	2014	$14,716	$37,294
John A. Emmendorfer, Jr	600	4.94%	$39.00	2014	$14,716	$37,294
Dennis E. Leyder	500	4.12%	$39.00	2014	$12,263	$31,078

YEAR END OPTION VALUES

Name	Number of Shares Underlying Unexercised Options at Year End(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year End Exercisable/Unexercisable(4)
Donald L. Grill	2,998/2,746	$13,424/$18,820
Robert E. Sewick	1,667/1,542	$6,788/$10,096
Ronald L. Justice	1,236/1,264	$4,766/$7,766
John A. Emmendorfer, Jr	1,085/1,015	$3,634/$5,793
Dennis E. Leyder	592/953	$1,000/$4,972

(1)	The numbers have been adjusted in accordance with the stock option plan to reflect stock dividends and stock splits.
(2)

The per share exercise price of each option is equal to the market value of the common stock on the date each option was granted. All outstanding options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement or other termination of employment. The right to exercise each option, except for 2004 grants, vests as to one-third of the shares covered by the option on the third, fourth and fifth anniversary of the date of grant.

(3)

These amounts are based on assumed rates of appreciation over the entire option period without any discount to present value. Actual gains, if any, on stock option exercises will be dependent on overall market conditions and on the future performance of the Corporation’s common stock. The amounts realized, if any, may be more or less than the amounts reflected in the table.

(4)

The value of unexercised options reflects the increase in market value of the Corporation’s Common Stock from the date of grant through December 31, 2004 (when the closing price was $37.00 per share). Value actually realized upon exercise will depend on the value of the Corporation’s Common Stock at the time of exercise.

RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

Retirement Plans

      Supplemental Executive Retirement Plan

        The Corporation and The State Bank have established a Supplemental Executive Retirement Plan (SERP) for key executives. The plan is designed to encourage executives to remain long term employees of the Corporation and The State Bank, and to provide the executive with supplemental retirement income. Unfunded plan benefits are accrued based on participant longevity and the Corporation’s return on equity. In 2004, the SERP accrued $25,627 on behalf of Donald L. Grill and $10,187 on behalf of Robert E. Sewick. The SERP target retirement benefit is an annual retirement payment equal to a percentage of the executive’s projected final salary, 25% for Mr. Grill and 20% for Mr. Sewick. Estimated annual benefits payable over a period of 15 years following retirement at age 65 are $49,666 for Mr. Grill and $28,611 for Mr. Sewick. The retirement benefits accruing on behalf of the executives are backed by prepaid life insurance policies. The Corporation plans to use the investment earnings on these policies to pay all or part of the annual costs for the SERP.

      Non-Qualified Deferred Compensation Plan

        The Corporation and the Affiliate Banks have established a Non-Qualified Deferred Compensation Plan (the “Plan”) for key executives not covered under the SERP. The plan is designed to encourage highly compensated officers to remain long term employees of the Corporation and the Affiliate Banks, and to provide the officers with supplemental retirement income. Discretionary contributions to the plan may be granted each Plan year by the Company’s Board of Directors based on financial performance of the Company.

      Qualified Retirement Plans

        The Corporation and the Affiliate Banks offer two separate qualified retirement plans, the first of which is the Employee Stock Ownership Plan (ESOP) and the second is a 401k profit sharing plan. The ESOP is one hundred percent funded by the Corporation and/or Affiliate Banks. Based on particular Affiliate Bank’s earnings the Boards approve an amount to be distributed into the plan. In order to promote longevity with the Corporation, this plan includes a vesting schedule of seven years before a participant is fully vested. The 401k profit sharing plan allows participants to defer compensation, before taxes, in order to invest in various investment vehicles. Participants also receive a corporate match of 100% on the first 3% and a 50% on the next 2% (participants are allowed to defer up to 15%).

      Severance Agreements

        The Corporation and The State Bank have entered into a Severance Compensation Agreements with each of Messrs. Grill, Justice and Sewick. Under this agreement, if a “change in control” (as defined in the agreement) occurs while the Executive is an employee of the Corporation or The State Bank, and if within five years thereafter the Executive’s employment is terminated by either of them without “cause,” by the Executive for “good reason,” or by either party because of the Executive’s death or “disability” (in each case, as such terms are defined in the agreements), then the Corporation and The State Bank are required to pay the Executive an annual amount equal to 50% of the highest amount of the Executive’s “annual compensation” (as defined in the agreement) in the five preceding calendar years, for a period of five years after the termination date (or until the first day of the month immediately preceding the Executive’s “normal retirement date.” if earlier). If the Executive dies after this payment obligation begins, or if the Executive so elects, the Corporation and The State Bank will be obligated to make a lump sum payment of these payments, discounted to the then present value using a 10% per year discount rate. In addition, the Corporation and The State Bank are required to provide the Executive with hospital and medical coverage for the full “COBRA” period. However, if the payments exceed the ceiling amount for deductibility under Section 280G of the internal Revenue Code of 1986 (generally, three times the Executive’s annual compensation), then the payments shall be reduced to the maximum amount allowable under Section 280G.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The Consolidated financial statements of the Corporation for the year ended December 31, 2004, have been examined by Crowe Chizek and Company LLC, independent certified public accountants. A representative of Crowe Chizek and Company is expected to be present at the annual meeting with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The Corporation’s Audit Committee selects the Corporation’s auditors before the end of each calendar year.

Fees Paid to Independent Accountants

	2004	2003
Audit Fees	$73,950	$61,750
Audit-related Fees	$11,160	$16,250
Tax Fees	$14,280	$18,350

        The amounts shown for “Audit-related Fees” related to consultation with management regarding accounting and transaction matters pertaining to the Corporation’s pending acquisition of West Michigan Financial Corporation

        The amounts shown for “Tax Fees” were for corporate tax compliance, tax advice and tax planning services.

        The Audit Committee has considered whether the provision of these services is compatible with maintaining our principal auditors’ independence. Following the adoption of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, our independent auditors are proscribed from offering certain services to us. None of those proscribed services were provided to us in 2004. The Corporation’s Audit Committee has concluded that the provision of services covered under the caption “All Other Fees” is compatible with Crowe Chizek and Company LLC maintaining their independence. None of the hours expended on Crowe Chizek and Company LLC’s engagement to audit the Corporation’s consolidated financial statements for the year ended December 31, 2004, were attributed to work performed by persons other than Crowe Chizek and Company LLC’s full-time, permanent employees.

        The Charter of the Audit Committee provides that the Audit Committee will administer the Corporation’s policy regarding the approval of audit and non-audit services. Under that policy, the Audit Committee must pre-approve all engagements of the Corporation’s independent auditors. Before the end of the first quarter of each year, the independent auditors retention to audit the Corporation’s financial statements, including the associated fee, is approved by the Audit Committee. At the same time, the Audit Committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting of the Audit Committee, the Audit Committee will receive updates on the services actually provided by the independent auditors and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that the need arises for pre-approval between Audit Committee meetings. This might occur, for example, if the Corporation was proposing to execute a financing on an accelerated timetable. If the Chairman so approves any such engagements, he/she is required to report that approval to the full Audit Committee at the next Audit Committee meeting.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        The graph compares the cumulative total shareholder return on the Corporation’s common stock for the last five years with the cumulative total return of the Midwest Quadrant Pink Bank Index, published by SNL Financial L.C., and the Nasdaq Market Index assuming a $100 investment at the end of 1998. The Nasdaq Market Index is a broad equity market index. The Midwest Quadrant Pink Bank Index is composed of 101 banks and bank holding companies located in the Midwest and whose shares primarily trade on the Over-the-Counter Bulletin Board.

        Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period. The graph assumes the investment of $100 in the Corporation’s common stock, the Nasdaq Market Index, and the Midwest Quadrant Pink Bank Index at the market close on December 31, 1999 and the reinvestment of all dividends through the period ending December 31, 2004.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG FENTURA FINANCIAL, INC., NASDAQ MARKET INDEX,
AND MIDWEST QUADRANT PINK BANK INDEX

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Fentura Financial, Inc.	100.00	70.54	74.40	104.70	107.07	128.22
NASDAQ - Total US	100.00	60.82	48.16	33.11	49.93	54.49
SNL Midwest OTC-BB and Pink Banks	100.00	82.42	76.02	97.50	123.07	146.64

Source: SNL Financial LC, Charlottesville, VA

COMPLIANCE WITH SECTION 16 REPORTING

        The rules of the Securities and Exchange Commission require that the Corporation disclose late filings of reports of stock ownership (and changes in stock ownership) by its Directors, Executive Officers and beneficial owners of more than 10% of the Corporation’s common stock. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, the Corporation believes that during the year ended December 31, 2004, its Directors, Executive Officers and beneficial owners of more than 10% of the Corporation’s common stock have complied with all filing requirements applicable to them, with the exception of late reports by Messrs. Karr (55 shares), McKenney (27 shares), Miller (55 shares), Schonsheck (55 shares) and Shook (68 shares) and Ms. Haw Jury (55 shares) acquired the number of shares noted on October 1. 2004 in place of cash director fees, which were not reported until December 30, 2004 because of a clerical error. Mr. McKenney sold 200 shares which were not reported until December 30, 2004. Mr. Kelley purchased 110 shares of the Corporation’s common stock on February 18, 2004 which was not reported until March 4, 2004 as a result of delays in filing procedures as the Corporation made arrangements for Mr. Kelley to file electronically rather than via hard copy. John A. Emmendorfer, Jr., Dennis E. Leyder, and Holly J. Pingatore were elected executive officers on December 1, 2004. Their reports of stock ownership were filed on March 16, 2005.

OTHER INFORMATION

Annual Report on Form 10K

        The Corporation will provide a copy of its 2004 Annual Report on SEC Form 10K to any shareholder who asks for it in writing, without charge. Please direct your request to our Secretary, Ronald L. Justice, at 175 North Leroy Street, Fenton, Michigan 48430. The Form 10-K and certain other periodic filings are filed with the Securities and Exchange Commission (“SEC”). The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, that file electronically. The SEC’s web site address is http\\www.sec.gov.

Transactions with Certain Interested Parties

        Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the subsidiaries of the Corporation, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the subsidiaries of the Corporation. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collection or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and will be subject to approval by a majority of the Corporation’s independent, outside disinterested directors.

Shareholder Proposals

        An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2006 Annual Meeting of Shareholders must notify the Corporation’s Secretary by delivering a copy of the proposal to the Corporation’s offices no later than November 28, 2005. If a shareholder notifies the Corporation after forty-five days before the first anniversary of the date on which this Proxy Statement is first mailed of an intent to present a proposal at the 2006 annual meeting of shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

Expenses of Solicitation

        The Corporation pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by the Corporation’s officers and employees without additional compensation. The Corporation pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Ronald L. Justice
Ronald L. Justice
Secretary

Dated: March 28, 2005

See enclosed voting (proxy) form please sign and mail promptly.

FENTURA FINANCIAL, INC.

FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
December 31, 2004 and 2003

and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.
Fenton, Michigan

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7	-35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36	-54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Fentura Financial, Inc.
Fenton, Michigan

We have audited the accompanying consolidated balance sheets of Fentura Financial, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Grand Rapids, Michigan
February 3, 2005

FENTURA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(000‘s omitted except share and per share data)

	2004	2003
ASSETS
Cash and due from banks	$ 22,705	$ 16,509
Federal funds sold	4,550	3,650

Total cash and cash equivalents	27,255	20,159
Securities available for sale, at fair value	110,391	113,833
Securities held to maturity (fair value 2004 - $18,788
2003 - $12,519)	18,786	12,169
Loans held for sale	1,587	1,095
Loans, net of allowance of 2004 - $5,501,
2003 - $3,414	387,929	249,831
Bank premises and equipment	13,812	9,606
Accrued interest receivable	2,335	1,884
Bank owned life insurance	6,861	6,458
Goodwill	7,955	0
Acquisition intangibles	1,433	0
Federal Home Loan Bank stock	2,252	854
Other assets	4,294	4,077

	$ 584,890	$ 419,966

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing deposits	$ 80,631	$ 58,708
Interest-bearing deposits	410,434	289,817

Total deposits	491,065	348,525
Short-term borrowings	5,200	3,449
Federal Home Loan Bank Advances	19,402	1,108
Repurchase Agreements	10,000	12,500
Subordinated debentures	12,000	12,000
Accrued taxes, interest and other liabilities	4,254	1,502

Total liabilities	541,921	379,084
Stockholders' equity
Common stock - $0 par value, shares issued
1,889,463 - 2004; 1,880,485 - 2003	33,110	32,769
Retained earnings	10,514	8,238
Accumulated other comprehensive income(loss)	(655)	(125)

	42,969	40,882

	$ 584,890	$ 419,966

See accompanying notes to consolidated financial statements.

2.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2004, 2003 and 2002
(000‘s omitted except share and per share data)

	2004	2003	2002
Interest income
Loans, including fees	$22,161	$15,669	$15,924
Securities:
Taxable	3,053	1,943	1,046
Tax-exempt	746	665	644
Short-term investments	134	161	338

Total interest income	26,094	18,438	17,952
Interest expense
Deposits	7,004	5,318	5,623
Short-term borrowings	0	9	16
Other Borrowings	1,259	274	83

Total interest expense	8,263	5,601	5,722

Net interest income	17,831	12,837	12,230
Provision for loan losses	1,389	1,319	426

Net interest income after provision for loan losses	16,442	11,518	11,804
Noninterest income
Service charges on deposit accounts	3,738	3,609	2,594
Gain on sale of mortgage loans	510	1,258	1,009
Trust income	677	507	540
Gain on sale of securities	0	31	0
Gain on sale of fixed assets	0	201	0
Gain on sale of credit card and SBA loans	464	0	0
Other income and fees	1,903	1,260	1,251

Total noninterest income	7,292	6,866	5,394
Noninterest expense
Salaries and employee benefits	9,956	6,981	6,454
Occupancy	1,633	1,116	1,061
Furniture and equipment	2,153	1,533	1,563
Office supplies	349	300	305
Loan and collection	289	280	183
Advertising and promotional	499	373	315
Other professional services	1,031	1,171	1,100
Other general and administrative	2,266	1,522	1,272

Total noninterest expense	18,176	13,276	12,253

Net income before taxes	5,558	5,108	4,945
Federal income taxes	1,524	1,320	1,479

Net income	$ 4,034	$ 3,788	$ 3,466

Per share:
Earnings - basic	$ 2.14	$ 2.01	$ 1.82
Earnings - diluted	2.13	2.01	1.81

See accompanying notes to consolidated financial statements.

3.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2004, 2003 and 2002
(000‘s omitted except share and per share data)

	2004	2003	2002
Net income	$ 4,034	$ 3,788	$ 3,466
Other comprehensive income:
Unrealized holding gains (losses) on available
for sale securities	(803)	(671)	311
Less: reclassification adjustment for gains and
losses later recognized in income	0	31	0

Net unrealized gains (losses)	(803)	(640)	311
Tax effect	273	218	(106)

Other comprehensive income (loss), net of tax	(530)	(422)	205

Comprehensive income	$ 3,504	$ 3,366	$ 3,671

See accompanying notes to consolidated financial statements.

4.

FENTURA FINANCIAL, INC.CONSOLIDATED
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2004, 2003 and 2002
(000‘s omitted except share and per share data)

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance, January 1, 2002	$ 30,664	$ 7,677	$ 92	$ 38,433
Net Income		3,466		3,466
Cash Dividends ($0.92 per share)	0	(1,748)	0	(1,748)
Stock repurchase (23,259 shares)	(719)	0	0	(719)
Issuance of shares under stock purchase plans	291	0	0	291
Other comprehensive income (net of tax)	0	0	205	205

Balance, December 31, 2002	30,236	9,395	297	39,928
Net Income	0	3,788	0	3,788
Cash Dividends ($0.92 per share)	0	(1,966)	0	(1,966)
Stock Dividend (170,953 shares)	2,979	(2,979)	0	0
Stock repurchase (26,478 shares)	(894)	0	0	(894)
Issuance of shares under stock purchase plans	448	0	0	448
Other comprehensive income (net of tax)	0	0	(422)	(422)

Balance, December 31, 2003	32,769	8,238	(125)	40,882
Net Income	0	4,034	0	4,034
Cash Dividends ($0.92 per share)	0	(1,758)	0	(1,758)
Stock repurchase (3,621 shares)	(122)	0	0	(122)
Issuance of shares under stock purchase plans	463	0	0	463
Other comprehensive loss (net of tax)	0	0	(530)	(530)

Balance, December 31, 2004	$ 33,110	$ 10,514	$(655)	$ 42,969

See accompanying notes to consolidated financial statements.

5.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2004, 2003 and 2002
(000‘s omitted except share and per share data)

	2004	2003	2002
Cash flows from operating activities
Net income	$ 4,034	$ 3,788	$ 3,466
Adjustments to reconcile net income to
net cash from operating activities
Depreciation and amortization	2,359	1,917	1,599
Deferred income taxes (benefit)	(23)	47	(88)
Provision for loan losses	1,389	1,319	426
Gain on sales of loans	(974)	(1,258)	(1,009)
Loans originated for sale	(33,822)	(76,622)	(62,672)
Proceeds from the sale of loans	34,540	82,294	59,882
Gain on sales of securities	0	(31)	0
Gain on sale of fixed assets	0	(201)	0
Net change in accrued interest receivable
and other assets	(53)	(2,131)	(580)
Earnings from bank owned life insurance	(219)	(224)	0
Net change in accrued interest payable and
other liabilities	1,853	(387)	(105)

Net cash from operating activities	9,084	8,511	919
Cash flows from investing activities
Proceeds from maturities of securities - HTM	3,858	6,108	5,233
Proceeds from maturities of securities - AFS	2,625	8,027	7,810
Proceeds from calls of securities - HTM	7	715	325
Proceeds from calls of securities - AFS	48,813	29,855	10,285
Proceeds from sales of securities - AFS	0	10,997	0
Purchases of securities - HTM	(10,472)	(5,266)	(5,925)
Purchases of securities - AFS	(23,865)	(115,232)	(41,517)
Originations of loans, net of principal repayments	(47,357)	(30,113)	(10,458)
Proceeds from sales of loans	4,911	0	0
Purchase of bank owned life insurance	0	0	(3,500)
Net cash from acquisition of WMFC	(1,112)	0	0
Acquisition of premises and equipment, net	(867)	(682)	(2,257)

Net cash from investing activities	(23,459)	(95,591)	(40,004)
Cash flows from financing activities
Net change in deposits	32,712	52,656	30,599
Net change in short-term borrowings	382	1,949	(600)
Repayments on advances from FHLB	(7,706)	(16)	(14)
Redemption of repurchase agreements	(2,500)	12,500	0
Issuance of subordinated debt	0	12,000	0
Cash dividends paid	(1,758)	(1,966)	(1,748)
Net proceeds from stock issuance and purchases	341	(446)	(428)

Net cash from financing activities	21,471	76,677	27,809

Net change in cash and cash equivalents	7,096	10,403	11,276
Cash and cash equivalents at beginning of year	20,159	30,562	41,838

Cash and cash equivalents at end of year	$ 27,255	$ 20,159	$ 30,562

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$ 8,160	$ 5,696	$ 5,909
Income taxes	730	1,850	1,569

See accompanying notes to consolidated financial statements.

6.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Noncash investing and financing activities:
WMFC acquisition:
Securities acquired (including FHLB stock)	$ 26,966
Loans acquired	97,277
Bank premises and equipment	4,782
Bank owned life insurance	184
Acquisition intangibles recorded	9,578
Other assets acquired	718
Deposits assumed	(109,828)
Borrowings assumed	(27,369)
Other liabilities assumed	(1,194)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Fentura Financial, Inc. (the Corporation) and its wholly owned subsidiaries, The State Bank in Fenton, Michigan; Fentura Mortgage Company, Davison State Bank in Davison, Michigan; West Michigan Community Bank in Hudsonville, Michigan; and West Michigan Mortgage Company (the Banks). Intercompany transactions and balances are eliminated in consolidation.

The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its eleven community banking offices in Genesee, Livingston, Oakland Counties in southeastern Michigan and four community banking offices in Ottawa and Kent counties in west Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of securities, fair values of financial instruments and carrying value of intangibles are particularly subject to change.

(Continued)

7.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and short-term borrowings.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis and are sold with servicing rights released.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages).

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(Continued)

8.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Consumer loans are typically charged off no later than 120 days past due.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

(Continued)

9.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank owned life insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Goodwill: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Acquisition Intangibles: Acquisition intangibles consist of core deposit and acquired customer and trust relationship intangible assets arising from acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

The stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) as permitted under Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123). In accordance with APB 25, no compensation expense is required nor has been recognized for the options issued under existing plans. Had the Corporation chosen not to elect APB 25, SFAS 123 would apply and compensation expense would have been recognized, and the Corporation’s earnings would have been as follows (in thousands, except per share data):

	2004	2003	2002
Net income
As reported	$ 4,034	$ 3,788	$ 3,466
Deduct: Stock-based compensation
expense determined under a fair value
based system	(93)	(12)	(20)

Proforma	$ 3,941	$ 3,776	$ 3,446

Basic net income per share
As reported	$ 2.14	$ 2.01	$ 1.82
Proforma	2.09	2.00	1.81
Diluted net income per share
As reported	$ 2.13	$ 2.01	$ 1.81
Proforma	2.08	2.00	1.80

(Continued)

10.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of option granted and pro forma effects are computed using option-pricing models, using the following weighted-average assumptions as of grant date.

	2004	2003	2002
Risk-free interest rate	3.78%	2.78%	4.62%
Expected option life	6 years	6 years	6 years
Expected stock price volatility	23%	24%	31%
Dividend yield	2.70%	3.60%	3.80%
Weighted average fair value of options
granted during the year	$ 6.92	$ 5.97	$ 6.67

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

(Continued)

11.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Standards: FAS 123, Revised requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of $3,000 during the balance of 2005. There will be no significant effect on financial position as total equity will not change.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. The effect of this new standard on the Corporation’s financial position and results of operations is not expected to be material upon and after adoption.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $6,358,000 and $6,716,000 was required to meet regulatory reserve and clearing requirements at year-end 2004 and 2003 respectively. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

12.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Segments: While the Corporation’s chief decision-makers monitor the revenue streams of the various Corporation products and services, operations are managed and financial performance is evaluated on a Corporate-wide basis. Accordingly, all of the Corporation’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 — EARNINGS PER SHARE

The factors in the earnings per share computation follow.

	2004	2003	2002
Basic
Net income	$4,034,000	$3,788,000	$3,466,000

Weighted average common shares
outstanding	1,884,310	1,883,201	1,904,844

Basic earnings per common share	$ 2.14	$ 2.01	$ 1.82

Diluted
Net income	$4,034,000	$3,788,000	$3,466,000

Weighted average common shares outstanding
for basic earnings per common share	1,884,310	1,883,201	1,904,844
Add: Dilutive effects of assumed exercises of
stock options	8,361	5,231	5,022

Average shares and dilutive potential
common shares	1,892,671	1,888,432	1,909,866

Diluted earnings per common share	$ 2.13	$ 2.01	$ 1.81

Stock options for 12,404, 5,096 and 6,311 shares of common stock were not considered in computing diluted earnings per common share for 2004, 2003 and 2002 respectively, because they were antidilutive.

(Continued)

13.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 3 — SECURITIES

Year-end securities are as follows (in thousands):

Available for Sale

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2004
U.S. Government and federal agency	$ 47,835	$ 0	$ (398)
State and municipal	7,124	86	(28)
Mortgage-backed	54,386	48	(701)
Equity securities	1,045	0	0

	$110,390	$ 134	$(1,127)

2003
U.S. Government and federal agency	$ 62,882	$ 243	$ (38)
State and municipal	6,791	83	(5)
Mortgage-backed	42,744	82	(571)
Corporate	1,021	16	0
Equity securities	395	0	0

	$113,833	$ 424	$ (614)

Held to Maturity

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
2004
Mortgage-backed	$ 23	$ 2	$ 0	$ 25
State and municipal	18,763	181	(181)	18,763

	$18,786	$ 183	$ (181)	$18,788

2003
State and municipal	$12,169	$ 364	$ (14)	$12,519

Sales of available for sale securities were as follows (in thousands):

	2004	2003	2002
Proceeds	$0	$10,997	$0
Gross gains	0	37	0
Gross losses	0	6	0

(Continued)

14.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 3 — SECURITIES (Continued)

Contractual maturities of debt securities at year-end 2004 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, and equity securities are shown separately (in thousands).

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Fair Value
Due in one year or less	$ 8,506	$ 8,431	$ 151
Due from one to five years	4,028	4,114	35,152
Due from five to ten years	3,951	3,933	16,828
Due after ten years	2,278	2,285	2,829
Mortgage-backed securities	23	25	54,386
Equity securities	0	0	1,045

	$18,786	$ 18,788	$110,391

Securities pledged at year-end 2004 and 2003 had a carrying amount of $47,209,000 and $30,161,000 and were pledged to secure public deposits and repurchase agreements.

At year-end 2004 and 2003, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’equity.

Securities with unrealized losses at year-end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2004	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
US Government & federal agency	$ 47,834	$ (398)	$ 0	$ 0	$ 47,834	$ (398)
State & municipal	8,307	(85)	5,794	(124)	14,101	(209)
Mortgage-backed	52,856	(701)	0	0	52,856	(701)
Corporate	0	0	0	0	0	0
Equity securities	0	0	0	0	0	0

Total temporarily impaired	$108,997	$(1,184)	$5,794	$(124)	$114,791	$(1,308)

(Continued)

15.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 3 — SECURITIES (Continued)

2003	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

US Government & federal agency	$18,459	$(38)	$ 0	$ 0	$18,459	$(38)
State & municipal	4,803	(16)	593	(3)	5,396	(19)
Mortgage-backed	40,282	(571)	0	0	40,282	(571)
Corporate	0	0	0	0	0	0
Equity securities	0	0	0	0	0	0

Total temporarily impaired	$64,544	$(625)	$593	$(3)	$64,137	$(628)

The Corporation evaluates securities for other-than-temporary impairment-at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and the ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of the reviews of the issuer’s financial condition.

Unrealized losses have not been recognized into income because the issuers are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increased market interest rates. The fair value is expected to recover as the bonds approach their maturity date or if market rates decline prior to maturity.

NOTE 4 — LOANS

Major categories of loans at December 31, are as follows (in thousands):

	2004	2003
Commercial	$229,012	$146,450
Real estate - construction	61,278	32,913
Real estate - mortgage	32,705	18,335
Consumer	70,435	55,547

	393,430	253,245
Less allowance for loan losses	5,501	3,414

	$387,929	$249,831

(Continued)

16.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 4 — LOANS (Continued)

The Corporation originates primarily residential and commercial real estate loans, commercial, construction and installment loans. The Corporation estimates that the majority of their loan portfolio is based in Genesee and Livingston counties within southeast Michigan and Kent and Ottawa counties in west Michigan with the remainder of the portfolio distributed throughout Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Banks. Such loans were made in ordinary course of business at the Banks’ normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2004 and 2003 amounted to $14,191,000 and $5,001,000 respectively. During 2004, $11,835,000 of new loans were made to these persons, repayments totaled $2,645,000.

Activity in the allowance for loan losses for the years are as follows (in thousands)

	2004	2003	2002
Balance, beginning of year	$ 3,414	$ 3,184	$ 3,125
Provision for loan losses	1,389	1,319	426
Addition from WMCB Acquisition	1,159	0	0
Loans charged off	(671)	(1,395)	(846)
Loan recoveries	210	306	479

Balance, end of year	$ 5,501	$ 3,414	$ 3,184

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (in thousands):

	2004	2003
Year end loans not requiring allocation	$ 139	$ 66
Year end loans requiring allocation	3,365	5,036

	$3,504	$5,102

Amount of the allowance for loan losses
allocated	$ 765	$ 724

Loans for which the accrual of interest has been discontinued at December 31, 2004 and 2003 amounted to $1,102,000 and $229,000, respectively, and are included in the impaired loans above. Loans past due greater than 90 days and still accruing interest amounted to $91,000 and $47,000 at December 31, 2004 and 2003.

(Continued)

17.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 4 — LOANS (Continued)

Interest income recognized on impaired loans based on cash collected in total is approximately $192,000, $160,000 and $72,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The average recorded investment in impaired loans was $4,303,000, $3,752,000 and $2,642,000 during the years ended December 31, 2004, 2003 and 2002 respectively.

NOTE 5 — PREMISES AND EQUIPMENT, NET

Bank premises and equipment is comprised of the following at December 31 (in thousands):

	2004	2003
Land and land improvements	$ 3,565	$ 1,599
Building and building improvements	11,756	8,532
Furniture and equipment	10,421	6,443
Construction in progress	12	101

	25,754	16,675
Less accumulated depreciation	11,942	7,069

	$13,812	$ 9,606

Depreciation expense was $1,445,000, $1,031,000 and $1,035,000 for 2004, 2003 and 2002, respectively.

The Corporation leases property for certain branches and ATM locations. Rent expense for 2004 was $292,000, for 2003 was $149,000 and for 2002 was $133,000. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present (in thousands).

2005	$281
2006	207
2007	94
2008	48

$630

(Continued)

18.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill relates to the acquisition of West Michigan Financial Corporation during 2004. See Note 15.

Acquired Intangible Assets

Acquired intangible assets related to the 2004 acquisition of West Michigan Financial Corporation were as follows as of year-end:

	2004
	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit assets	$1,509	$252
Customer relationship intangibles	216	40

Total	$1,725	$292

Aggregate amortization expense was $292,000 for 2004.

Estimated amortization expense for each of the next five years:

2005	$358
2006	316
2007	274
2008	187
2009	136

The weighted average amortization period for the intangible assets is 3.12 years.

NOTE 7 — DEPOSITS

The following is a summary of deposits at December 31 (in thousands):

	2004	2003
Noninterest-bearing:
Demand	$ 80,631	$ 58,708
Interest-bearing:
Savings	148,631	131,819
Money market demand	118,388	65,056
Time, $100,000 and over	50,934	24,664
Time, $100,000 and under	92,481	68,278

	$491,065	$348,525

(Continued)

19.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 7 – DEPOSITS (Continued)

Scheduled maturities of time deposits at December 31, were as follows (in thousands):

	2004	2003
In one year	$ 78,877	$44,375
In two years	16,314	18,040
In three years	25,077	6,073
In four years	10,911	16,713
In five years	11,646	7,598
Thereafter	590	143

	$143,415	$92,942

Deposits from principal officers, directors, and their affiliates at year-end December 31, 2004 and 2003 were $21,013,000 and $3,488,000.

NOTE 8 — BORROWINGS

Short-Term Borrowings
Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Federal Home Loan Bank Advances
At year-end, advance from the Federal Home Loan Bank were as follows (dollars in thousands):

	2004	2003
Maturities from January 2005 through January 2011,
fixed rates from 2.23% to 3.77% and one variable
rate at 1.82%, all averaging 3.16% at December 31, 2004	$18,311	$ 0
One advance outstanding at December 31, 2004 and
2003 matures in 2016 and bears interest at 7.34%	1,091	1,108

	$19,402	$1,108

Each advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advances were collateralized by securities totaling $20,574,000 and $4,000,000 and first mortgage loans totaling $8,842,000 and $0 under a blanket lien arrangement at December 31, 2004 and 2003.

Maturities over the next five years are (dollars in thousands):

2005	$10,018
2006	3,020
2007	3,022
2008	24
2009	26
Thereafter	3,292

$19,402

(Continued)

20.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 8 – BORROWINGS (Continued)

Repurchase Agreements
Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with carrying amounts of $18.9 million and $23.9 million at year-end 2004 and 2003.

These agreements are fixed rate financing arrangements that, at year-end 2004, mature in 2005 ($5,000,000) and 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning repurchase agreements is summarized as follows (in thousands):

	2004	2003
Average daily balance during the year	$ 11,815	$ 6,575
Average interest rate during the year	1.90%	1.85%
Maximum month-end balance during the year	$ 10,000	$ 12,500
Weighted average interest rate at year-end	2.02%	1.85%

Subordinated Debenture and Trust Preferred Securities
A trust formed by the Corporation issued $12,000,000 trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 3.00%) and the current rate is 5.49%. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

NOTE 9 — INCOME TAXES

The provision for income taxes reflected in the consolidated statements of income for the years ended December 31, consists of the following (in thousands):

	2004	2003	2002
Current expense	$1,524	$1,273	$ 1,567
Deferred (benefit) expense	0	47	(88)

	$1,524	$1,320	$ 1,479

Income tax expense was less than the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for the difference are as follows (in thousands):

	2004	2003	2002
Income tax at statutory rate	$ 1,890	$ 1,737	$ 1,681
Tax exempt interest	(291)	(271)	(253)
Reduction of federal tax accrual	(107)	0	0
Other	32	(146)	51

	$ 1,524	$ 1,320	$ 1,479

(Continued)

21.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 9 — INCOME TAXES (Continued)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities (in thousands):

	2004	2003
Deferred tax assets
Allowance for loan losses	$ 1,531	$ 916
Unrealized loss on securities available for sale	338	64
Compensation	253	175
Other	173	65

	2,295	1,220
Deferred tax liabilities
Accretion	(29)	(27)
Depreciation	(242)	(52)
Purchase accounting adjustments	(575)	0
Other	(123)	(88)

	(969)	(167)

	$ 1,326	$ 1,053

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that no valuation allowance is required at December 31, 2004 or 2003.

NOTE 10 — BENEFIT PLANS

The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. The contribution to the Plan in 2004, 2003 and 2002 was $40,000, $60,000 and $88,000, respectively.

The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the 401(k) Plan for 2004, 2003 and 2002 was $180,000, $141,000 and $100,000, respectively.

(Continued)

22.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 11 — STOCK PURCHASE AND OPTION PLANS

Director and Employee Plans
On December 26, 2001, the Corporation approved a plan to repurchase up to 50,000 shares of its common stock. The timing of the purchases and the actual number of shares purchased are based on market conditions. Shares have been repurchased from time to time in the open market or in privately negotiated transactions. Shares repurchased will be available for future issuance in the discretion of the Corporation’s Board of Directors. The Corporation repurchased 3,621 shares and 26,478 shares in 2004 and 2003, respectively. No further purchases are contemplated under this Plan.

The Directors Stock Purchase Plan permits directors of the Corporation to purchase shares of common stock made available for purchase under the plan at the fair market value on the fifteenth day prior to the annual issuance date. The total number of shares issuable under this plan is limited to 9,600 shares in any calendar year.

The Retainer Stock Plan allows directors to elect to receive shares of common stock in full or partial payment of the director’s retainer fees and fees for attending meetings. The number of shares is determined by dividing the dollar amount of fees to be paid in shares by the market value of the stock on the first business day prior to the payment date.

The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan.

Dividend Investment Plan
The Automatic Dividend Reinvestment Plan (“DRIP”) permits enrolled shareholders to automatically use dividends paid on common stock to purchase additional shares of the Corporation’s common stock at the fair market value on the investment date. Any shareholder who is the beneficial or record owner of not more than 9.9% of the issued and outstanding shares of the Corporation’s common stock is eligible to participate in the plan.

(Continued)

23.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 11 - STOCK PURCHASE AND OPTION PLANS (Continued)

Pursuant to a separate agreement with a family who collectively holds more than 9.9% of the Corporation’s stock on or prior to January 31 of each year beginning January 31, 1997, the Corporation is to advise the family, in a written notice, of the number of shares sold under the DRIP. Each family member will have the option, until February 28 of the same year, to purchase from the Corporation one-third of the total number of shares that would be sufficient to prevent the dilution to all family members as a group that result solely as a result of the DRIP shares. The purchase price under this agreement is the fair market value on December 31 of the year immediately preceding the year in which the written notice is given. Similarly, a reverse agreement exists which allows the Corporation to redeem family shares to maintain the family ownership percentage in the event that stock repurchase activity more than offsets the shares available because of the DRIP.

The following summarizes shares issued under the various plans:

	2004	2003	2002
Automatic dividend reinvestment plan	9,502	10,480	8,835
Director stock purchase & retainer stock	3,208	2,970	568
Other issuance of stock &	0	0	1,475

	12,710	13,450	10,878

Stock Option Plans
The Nonemployee Director Stock Option Plan grants options to nonemployee directors to purchase the Corporation’s common stock on April 1 each year. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 6,720 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 67,200 shares in the aggregate may be outstanding at any one time.

The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation’s common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 72,000 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the plan.

(Continued)

24.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 11 — STOCK PURCHASE AND OPTION PLANS (Continued)
The following table summarizes stock option activity:

	Number of Options	Weighted Average Price
Options outstanding at January 1, 2002	24,839	$ 23.54
Options granted 2002	3,242	24.09
Options forfeited 2002	(3,037)	26.69

Options outstanding at December 31, 2002	25,044	23.83
Options granted 2003	14,575	31.14
Options exercise 2003	(1,822)	17.58
Options forfeited 2003	(3,036)	23.96

Options outstanding at December 31, 2003	34,761	26.99
Options granted 2004	12,250	39.00
Options forfeited 2004	(4,799)	26.47

Options outstanding at December 31, 2004	42,212	$ 30.80

Information pertaining to options outstanding at December 31, is as follows:

Range of Exercise Price	Number Outstanding	Weighted Average Remaining Life	Weighted Average Price	Number Exercisable
2004 $15.00 - $20.00	3,642	1.75	$15.77	3,642
$20.00 - $30.00	8,413	5.85	22.97	5,103
$30.00 - $40.00	29,892	8.66	34.74	15,757
$40.00 - $50.00	264	4.50	40.91	264

Outstanding at end of year	42,212			24,766

Weighted average exercise price of options
exercisable at the end of the year			$31.56

(Continued)

25.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 12 — REGULATORY MATTERS

The Corporation (on a consolidated basis) and its Bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below in thousands) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject. As of December 31, 2004 and 2003, the most recent notifications from Federal Deposit Insurance Corporation categorized the Corporation and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks’ category.

(Continued)

26.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 12 — REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2004	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk Weighted Assets)
Consolidated	$52,257	11.4%	$36,632	8.0%	$45,791	10.0%
The State Bank	34,268	11.5	23,851	8.0	29,813	10.0
Davison State Bank	5,126	11.5	3,563	8.0	4,454	10.0
West Michigan Community Bank	11,845	10.4	9,101	8.0	11,376	10.0
Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	46,756	10.2	18,316	4.0	27,474	6.0
The State Bank	30,622	10.3	11,925	4.0	17,888	6.0
Davison State Bank	4,665	10.5	1,782	4.0	2,672	6.0
West Michigan Community Bank	10,451	9.2	4,550	4.0	6,825	6.0
Tier 1 Capital (to Average Assets)
Consolidated	46,756	8.7	21,432	4.0	26,790	5.0
The State Bank	30,622	7.9	15,534	4.0	19,417	5.0
Davison State Bank	4,665	8.5	2,186	4.0	2,733	5.0
West Michigan Community Bank	10,451	7.7	5,467	4.0	6,834	5.0

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2003	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk Weighted Assets)
Consolidated	$56,421	18.0%	$25,119	8.0%	$31,398	10.0%
The State Bank	31,307	11.6	21,638	8.0	27,048	10.0
Davison State Bank	4,844	11.6	3,353	8.0	4,192	10.0
Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	53,007	16.9	12,559	4.0	18,839	6.0
The State Bank	28,358	10.5	10,819	4.0	16,229	6.0
Davison State Bank	4,380	10.5	1,677	4.0	2,515	6.0
Tier 1 Capital (to Average Assets)
Consolidated	53,007	14.0	15,125	4.0	18,906	5.0
The State Bank	28,358	7.8	14,496	4.0	18,120	5.0
Davison State Bank	4,380	9.4	1,861	4.0	2,327	5.0

(Continued)

27.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 13 — FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation’s financial instruments at December 31, are as follows (in thousands):

	2 0 0 4		2 0 0 3
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$ 27,255	$ 27,255	$ 20,159	$ 20,159
Securities - available for sale	110,390	110,390	113,833	113,833
Securities - held to maturity	18,786	18,788	12,169	12,519
FHLB stock	2,252	2,252	854	854
Loans held for sale	1,587	1,600	1,095	1,107
Loans	387,929	390,903	249,831	250,345
Bank owned life insurance	6,861	6,861	6,458	6,458
Accrued interest receivable	2,335	2,335	1,884	1,884
Liabilities:
Deposits	491,065	489,004	348,525	350,758
Short-term borrowings	5,200	5,200	3,449	3,449
FHLB advances	19,402	19,344	1,108	1,319
Repurchase agreements	10,000	10,000	12,500	12,401
Subordinated debentures	12,000	12,000	12,000	12,000
Accrued interest payable	676	676	463	463

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents
The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.

Securities (including mortgage-backed securities)
Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held for sale
The market value of these loans represents estimated fair value. The market value is determined in the aggregate on the basis of existing forward commitments or fair values attributable to similar loans.

(Continued)

28.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 13 — FINANCIAL INSTRUMENTS (Continued)

Loans
For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance
The carrying amounts reported in the balance sheet for bank owned life insurance approximates their fair values.

Off-balance-sheet instruments
The Corporation’s off-balance-sheet instruments approximate their fair values.

Deposit liabilities
The fair values disclosed for demand deposits are, by definition equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed certificates of deposit are estimated using discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

Short-term borrowings
The carrying amounts of federal funds purchased and other short-term borrowings approximate their fair values.

FHLB advances
Rates currently available for FHLB debt with similar terms and remaining maturities are used to estimate the fair value of the existing debt.

Repurchase agreements
Rates currently available for repurchase agreements with similar terms and remaining maturities are used to estimate the fair value of the existing repurchase agreements.

Subordinated Debentures
Rates currently available for subordinated debentures with similar terms and remaining maturities are used to estimate the fair value of the existing subordinated debentures.

(Continued)

29.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 13 — FINANCIAL INSTRUMENTS (Continued)

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on management’s judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Off-balance-sheet risk
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year- end (in thousands):

	2004	2003
Commitments to make loans (at market rates)	$47,687	$21,478
Unused lines of credit and letters of credit	69,555	58,259

Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2004, $3,758,000 of the outstanding loan commitments had fixed interest rates ranging from 6.0% to 7.4% and maturities ranging from three years to seven years.

(Continued)

30.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 14 — PARENT ONLY CONDENSED FINANCIAL INFORMATION

The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.

CONDENSED BALANCE SHEETS
December 31 (in thousands)

	2004	2003
ASSETS
Cash and cash equivalents	$ 524	$ 18,716
Securities available for sale, at market	1,045	696
Other assets	674	1,275
Investment in subsidiaries	53,949	32,612

	$ 56,192	$ 53,299

STOCKHOLDERS' EQUITY
Other liabilities	$ 473	$ 417
Other borrowings	750	0
Subordinated debt	12,000	12,000
Common stock	33,110	32,769
Retained earnings	10,514	8,238
Accumulated other comprehensive income (loss)	(655)	(125)

	$ 56,192	$ 53,299

CONDENSED STATEMENTS OF INCOME
Years ended December 31 (in thousands)

	2004	2003	2002
Interest on securities	$ 1	$ 24	$ 37
Other income	2	0	0
Dividends from subsidiaries	621	0	10,799
Interest expense	(569)	(56)	0
Operating expenses	(349)	(156)	(98)
Equity in undistributed income of subsidiaries	4,638	3,912	(7,289)

Income before income taxes	4,344	3,724	3,449
Federal income tax expense (benefit)	(310)	(64)	(17)

Net income	$ 4,034	$ 3,788	$ 3,466

(Continued)

31.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 14 - PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31 (in thousands)

	2004	2003	2002
Cash flows from operating activities
Net income	$ 4,034	$ 3,788	$ 3,466
Amortization	1	4	21
Change in other assets	(2,028)	(1,210)	(37)
Change in other liabilities	56	417	0
Equity in undistributed income of subsidiary	(4,638)	(3,912)	7,289

Net cash from operating activities	(7,705)	(913)	10,739
Cash flows provided by investing activities
Purchase of equity securities	(650)	0	(395)
Sales and maturities of securities - AFS	300	2,564	3,524
Purchases of securities - AFS	0	(303)	(6,112)
Purchase of West Michigan Financial Corp	(12,900)	0	0
Investment in subsidiary	(1,700)	0	(1,000)

Net cash from investing activities	(14,950)	2,261	(3,983)
Cash flows used in financing activities
Issuance of subordinated debt	0	12,000	0
Net short-term borrowings	750	0	0
Dividends paid	(1,758)	(1,966)	(1,748)
Stock repurchase	(122)	(894)	(719)
Proceeds from stock issuance	463	448	291

Net cash from financing activities	(667)	9,588	(2,176)

Increase in cash and cash equivalents	(18,192)	10,936	4,580
Cash and cash equivalents at beginning of year	18,716	7,780	3,200

Cash and cash equivalents at end of year	$ 524	$ 18,716	$ 7,780

(Continued)

32.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 15 – ACQUISITION

On October 15, 2003, the Corporation announced the signing of a definitive agreement to acquire West Michigan Financial Corporation (“WMFC”), a commercial bank headquartered in Hudsonville, Michigan. The purpose of the acquisition was to establish a presence in the West Michigan market resulting in a foundation to grow the Corporations asset base, primarily loans, in the West Michigan market. Under the terms of the transaction, the Corporation acquired all of the outstanding stock of WMFC in exchange for cash. The total cost of the transaction was $12.9 million. The Corporation closed the transaction on March 15, 2004.

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identified intangible assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. Identified intangible assets and purchase accounting fair value adjustments are being amortized under various methods over the expected lives of the corresponding assets and liabilities. Goodwill will not be amortized, but will be reviewed for impairment on an annual basis. Goodwill is tax deductible over 15 years. Identified intangible assets aggregate to $1.7 million and include a core deposit intangible and customer relationship value related to West Michigan Financial Corporation’s loan, deposit and wealth management customers. Goodwill aggregates to $7.9 million. Intangible assets recorded for the acquisition that are subject to amortization are estimated as follows in thousands of dollars:

Amount
Core deposits intangible	$1,509
Customer relationships intangible	216

In conjunction with the acquisition, the fair values of significant assets and liabilities assumed are as follows, stated in thousands of dollars:

Cash and cash equivalents	$ (1,112)
Securities	26,966
Loans	97,277
Acquisition intangibles	9,578
Deposits	(109,828)
Other borrowings	(27,369)

The following table presents pro forma information stated in thousands of dollars for the years ended December 31, 2004 and 2003 as if the acquisition of WMFC had occurred at the beginning of 2004 and 2003. The pro forma information includes adjustments for the amortization of intangibles arising from the transaction, the elimination of acquisition related expenses, and the related income tax effects. WMFC has been included in results since March 15, 2004. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

(Continued)

33.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 15 – ACQUISITION (Continued)

	2004	2003
Interest income	$27,485	$25,333
Interest expense	8,691	8,185

Net interest income	18,794	17,148
Provision for loan losses	1,426	2,464

Net interest income after provision	17,368	14,684
Noninterest income	7,555	8,739
Noninterest expense	19,167	18,905

Income before federal income tax	5,756	4,518
Federal income tax expense	1,586	1,131

Net income	$ 4,170	$ 3,387

Basic earnings per share	$ 2.21	$ 1.80
Diluted earnings per share	2.20	1.79

NOTE 16 — SUMMARY OF QUARTERLY FINANCIAL DATA – UNAUDITED

The unaudited quarterly results of operations for 2004 and 2003 are as follows (in thousands except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004
Interest income	$5,257	$6,512	$6,906	$7,419
Interest expense	1,694	2,082	2,227	2,260
Provision for loan lo	273	363	383	370
Noninterest income	1,611	1,831	1,697	2,152
Noninterest expenses	3,795	4,791	4,825	4,765
Income before income	1,106	1,107	1,168	2,176
Provision for income	284	286	312	642
Net income	822	821	856	1,534
Earnings per share
Basic	.44	.44	.45	.81
Diluted	.44	.43	.45	.81

The Corporation sold SBA and credit card loans of $4 million in the fourth quarter, which produced a gain of $464,000. The loans were sold to reduce future credit risk.

(Continued)

34.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 16 - SUMMARY OF QUARTERLY FINANCIAL DATA - UNAUDITED (Continued)

2003
Interest income	$4,446	$4,516	$4,773	$4,702
Interest expense	1,318	1,320	1,449	1,513
Provision for loan lo	296	668	122	233
Noninterest income	1,575	2,053	1,807	1,431
Noninterest expenses	3,303	3,365	3,425	3,183
Income before income	1,104	1,216	1,584	1,204
Provision for income	283	306	417	314
Net income	821	910	1,167	890
Earnings per share
Basic	.44	.48	.62	.47
Diluted	.44	.48	.62	.47

(Continued)

35.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank, Davison State Bank, and West Michigan Community Bank (the Banks), for the years ended December 31, 2004, 2003, and 2002. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 5 through 35 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone. The financial data and results of operations for West Michigan Community Bank are included only from the date of acquisition on March 15, 2004.

TABLE 1           Selected Financial Data

$ in thousands except per share data And ratios	2004	2003	2002	2001	2000

Summary of Consolidated Statements of Income:
Interest Income	$ 26,094	$ 18,438	$ 17,952	$ 21,567	$ 23,327
Interest Expense	8,263	5,601	5,722	9,091	9,890

Net Interest Income	17,831	12,837	12,230	12,476	13,437
Provision for Loan Losses	1,389	1,319	426	751	584

Net Interest Income after Provision	16,442	11,518	11,804	11,725	12,853
Total Other Operating Income	7,292	6,866	5,394	5,363	4,528
Total Other Operating Expense	18,176	13,276	12,253	11,700	11,436

Income Before Income Taxes	5,558	5,108	4,945	5,388	5,945
Provision for Income Taxes	1,524	1,320	1,479	1,611	1,729

Net Income	$ 4,034	$ 3,788	$ 3,466	$ 3,777	$ 4,216

Net Income Per Share - Basic	$ 2.14	$ 2.01	$ 1.82	$ 1.99	$ 2.24
Net Income Per Share - Diluted	$ 2.13	$ 2.01	$ 1.81	$ 1.98	$ 2.23

Summary of Consolidated Balance Sheets:
Assets	$584,890	$419,966	$340,483	$309,090	$292,890
Securities, including FHLB stock	131,428	126,856	63,525	39,989	66,704
Loans, including loans held for sale	395,017	254,340	229,730	215,840	195,295
Deposits	491,065	348,525	295,869	265,270	248,656
Stockholders' Equity	42,969	40,882	39,928	38,433	35,754

Other Financial and Statistical Data:
Tier 1 Capital to Risk Weighted Assets	10.20%	16.90%	14.10%	15.01%	14.96%
Total Capital to Risk Weighted Assets	11.40%	18.00%	15.20%	16.23%	16.21%
Tier 1 Capital to Average Assets	8.70%	14.00%	12.60%	12.50%	12.15%
Total Cash Dividends	$ 1,758	$ 1,966	$ 1,748	$ 1,748	$ 1,659
Book Value Per Share	$ 22.74	$ 21.74	$ 21.08	$ 20.14	$ 18.87
Cash Dividends Paid Per Share	$ 0.92	$ 0.92	$ 0.92	$ 0.92	$ 0.88
Period End Market Price Per Share	$ 36.75	$ 31.45	$ 31.59	$ 23.18	$ 22.85
Dividend Pay-out Ratio	43.58%	51.90%	50.43%	46.28%	39.35%
Return on Average Stockholders' Equity	9.72%	9.32%	8.78%	10.01%	12.56%
Return on Average Assets	0.74%	1.00%	1.10%	1.21%	1.42%
Net Interest Margin	3.70%	3.88%	4.46%	4.53%	5.07%
Total Equity to Assets at Period End	7.34%	9.73%	11.73%	12.43%	12.21%

36.

RESULTS OF OPERATIONS

The Corporation achieved net income of $4,034,000 for the year of 2004, an increase of $246,000 or 6.5%. Net income increased primarily due to the acquisition of West Michigan Financial Corporation and the increased net interest income during 2004. Contributing to the 2004 results was the increase in total noninterest income of $426,000, a 6.2% increase over the noninterest income in the prior year. Non-interest expense increased by $4,900,000 or 36.9%. We expect that interest rates will remain steady or possibly increase in 2005, which should have a positive impact on our operations.

Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2004, 2003, and 2002 respectively, the Corporation posted a return on average assets of 0.74%, 1.00%, and 1.10%. Return on average equity was 9.72% in 2004, 9.32% in 2003, and 8.78% in 2002. While the Corporation has a very strong capital position, the 5.1% increase in our equity in 2004,and the $12 million of trust preferred securities, greatly enhance our ability to grow. Total assets increased $165 million in 2004, $79 million in 2003, and $31 million in 2002. Diluted earnings per share were $2.13 in 2004, $2.01 in 2003, and $1.81 in 2002.

NET INTEREST INCOME

Net interest income, the principal source of income, is the amount of interest income generated by earning assets (principally securities and loans) less interest expense paid on interest bearing liabilities (largely deposits and other borrowings).

A critical task of management is to price assets and liabilities so that the spread between the interest earned on assets and the interest paid on liabilities is maximized without unacceptable risk. While interest rates on interest earning assets and interest bearing liabilities are subject to market forces, in general, the Corporation can exert more control over deposit costs than earning asset rates. Loan products carry either fixed rates of interest or rates tied to market indices determined independently. The Corporation sets its own rates on deposits, providing management with some flexibility in determining the timing and proportion of rate changes for the cost of its deposits.

Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2004 and 2003. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income increased by $5,021,000 in 2004, or 37.8% and decreased by $638,000 or 5.0% in 2003. The primary factor contributing to the increase in net interest income was the acquisition of West Michigan Community Bank in March of 2004. Also, contributing to the increase in net interest income was the increase in loan and security volume and a slight decrease in interest expense. The increase in volume increased net interest income to offset the decrease in net interest margin.

As indicated in Table 3, for the year ended December 31, 2004, the Corporation’s net interest margin was 3.70% compared with 3.88% and 4.46% for the same period in 2003 and 2002, respectively. The decrease in 2004 was due to lower earning asset yields due to the historically low rate environment and the addition of West Michigan Community Bank which had a significantly lower net interest margin than the other two banks in the Corporation. The decrease in margin in 2003 and 2002 was attributable to a decrease in the Corporation’s earning asset yields due to the cuts in the prime rate. Cost of funding decreased in response to decreases in treasury rates and local competitor’s rates.

Average earning assets increased 44.6% in 2004. Average earning assets increased due to the Corporation purchasing West Michigan Financial Corporation on March 15, 2004. Average earning assets increased 20.7% in 2003, and decreased 0.3% in 2002. Loans, the highest yielding component of earning assets, represented 72.9% of earning assets in 2004, compared to 69.3% in 2003 and 77.2% in 2002. Average interest bearing liabilities increased 52.1% in 2004, 22.7% in 2003, and 0.9% in 2002. Non-interest bearing deposits amounted to 14.8% of average earning assets in 2004 compared with 15.4% in 2003 and 15.5% in 2002.

37.

TABLE 2

Changes in Net Interest Income
Due to Changes in Average Volume
and Interest Rates
Years Ended December 31,

	INCREASE (DECREASE) 2004 DUE TO:			INCREASE (DECREASE) 2003 DUE TO:

(000'S omitted)	VOL	YIELD/ RATE	TOTAL	VOL	YIELD/ RATE	TOTAL

TAXABLE SECURITIES	$ 1,096	$ 14	$ 1,110	$ 1,723	($ 826)	$ 897
TAX-EXEMPT SECURITIES	(209)	331	122	112	(80)	32
FEDERAL FUNDS SOLD	(66)	39	(27)	(81)	(96)	(177)
TOTAL LOANS	8,375	(1,811)	6,564	1,386	(1,548)	(162)
LOANS HELD FOR SALE	(88)	2	(86)	(50)	(23)	(73)

TOTAL EARNING ASSETS	9,108	(1,425)	7,683	3,090	(2,573)	517
INTEREST BEARING DEMAND DEPOSITS	515	173	688	107	(6)	101
SAVINGS DEPOSITS	375	538	913	430	(230)	326
TIME CDs $100,000 AND OVER	572	(745)	(173)	(55)	(499)	(554)
OTHER TIME DEPOSITS	352	(94)	258	189	(241)	(52)
OTHER BORROWINGS	1,071	(95)	976	305	(121)	184

TOTAL INTEREST BEARING LIABILITIES	2,885	(223)	2,662	976	(1,097)	(121)

NET INTEREST INCOME	$ 6,223	($1,202)	$ 5,021	$ 2,114	($1,476)	$ 638

38.

TABLE 3
(000's omitted)

Summary of Net Interest Income
Years Ended December 31,

ASSETS	AVG BAL	2004 INC/EXP	YIELD	AVG BAL	2003 INC/EXP	YIELD	AVG BAL	2002 INC/EXP	YIELD

Securities:
U.S. Treasury and	106,512	2,916	2.74%	68,109	1,820	2.67%	21,800	788	3.61%
Government Agencies
State and Political (1)	15,354	1,130	7.36%	19,384	1,008	5.20%	17,387	976	5.61%
Other	3,053	137	4.49%	1,950	123	6.31%	4,667	258	5.53%

Total Securities	124,919	4,183	3.35%	89,443	2,951	3.30%	43,854	2,022	4.61%
Fed Funds Sold	9,308	134	1.44%	15,911	161	1.01%	20,904	338	1.62%
Loans:
Commercial	259,016	15,632	6.04%	159,752	10,476	6.56%	137,622	9,868	7.17%
Tax Free (1)	4,708	297	6.31%	5,204	339	6.51%	4,095	279	6.81%
Real Estate-Mortgage	26,198	1,801	6.87%	15,276	1,090	7.14%	13,504	1,044	7.73%
Consumer	70,408	4,482	6.37%	54,476	3,743	6.87%	60,568	4,619	7.63%

Total loans	360,330	22,212	6.16%	234,708	15,648	6.67%	215,789	15,810	7.33%
Allowance for Loan Loss	(4,779)			(3,247)			(3,127)
Net Loans	355,551	22,212	6.16%	231,461	15,648	6.76%	212,662	15,810	7.43%

Loans Held for Sale	884	50	5.66%	2,508	136	5.42%	3,294	209	6.34%

TOTAL EARNING ASSETS	$495,441	$26,579	5.36%	$342,570	$18,896	5.52%	$283,841	$18,379	6.47%

Cash Due from Banks	24,249			18,167			15,648
All Other Assets	31,990			20,634			18,807

TOTAL ASSETS	$ 546,901			$ 378,124			$315,169

LIABILITIES & SHAREHOLDERS'
EQUITY:
Deposits:
Interest bearing - DDA	108,704	1,194	1.10%	53,897	506	0.94%	42,637	405	0.95%
Savings Deposits	149,099	2,287	1.53%	117,138	1,374	1.17%	85,746	1,174	1.37%
Time CD's $100,000 and Over	39,260	1,228	3.13%	28,804	970	3.37%	24,305	1,022	4.20%
Other Time CD's	90,202	2,295	2.53%	73,759	2,468	3.35%	75,114	3,022	4.02%

Total Interest Bearing	387,918	7,004	1.81%	273,598	5,318	1.94%	227,802	5,623	2.47%
Deposits
Other Borrowings	41,082	1,259	3.06%	8,502	283	3.33%	2,081	99	4.76%

INTEREST BEARING LIABILITIES	$ 429,000	$ 8,263	1.93%	$282,100	$ 5,601	1.99%	229,883	$ 5,722	2.49%

Non-interest bearing - DDA	73,553			52,853			43,908
All Other Liabilities	2,618			2,522			1.885
Shareholders Equity	41,730			40,649			39,493

TOTAL LIABILITIES and S/H EQUITY	$ 546,901			$ 378,124			$315,169

Net Interest Rate Spread			3.44%			3.53%			3.98%
Net Interest Income/Margin		$ 18,316	3.70%		$13,295	3.88%		$12,657	4.46%

(1)     – Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

39.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2004, the allowance for loan losses was $5,501,000 or 1.40% of total loans. This compares with $3,414,000 or 1.34% at December 31, 2003 and $3,184,000, or 1.42%, at December 31, 2002. Management believes that the allowance for loan losses is appropriate given identified risk in the loan portfolio based on asset quality.

The provision for loan losses was $1,389,000 in 2004 and $1,319,000 and $426,000 in 2003 and 2002, respectively, with $457,000 of the 2004 provision attributable to West Michigan Community Bank. The increase was due to the addition of West Michigan Community Bank; if the acquisition had not been made the provision would have been $932,000 for 2004. The 2004 provision level reflects continued loan growth in the subsidiary banks coupled with a slight decline in nonperforming assets and lower net charge-offs. The increase in the provision in 2003 reflects management’s effort to maintain adequate reserves due to an unanticipated charge-off of one large commercial relationship in the first half of the year. In 2002, loans charged-off had a modest increase due to certain non-performing commercial loans.

Table 4 summarizes loan losses and recoveries from 2000 through 2004. During 2004 the Corporation experienced net charge-offs of $461,000, compared with net charge-offs of $1,089,000 and $367,000 in 2003 and 2002, respectively. The net charge-off ratio is the net of charge-off loans minus the recoveries from loans divided by gross loans. Accordingly, the net charge-off ratio for 2003 was .12% compared to .43% and .16% at the end of 2003 and 2002, respectively. The net charge-off ratio decreased in 2004 due to fewer charge offs in the commercial and consumer portfolios. In 2003, one large commercial relationshipaccounted for $836,000 of the net charge-offs for the year. In 2002, the net charge-off ratio decreased due to an increase in commercial recoveries.

The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet normal credit risks in the loan portfolio. The Corporation’s loan portfolio has no significant concentrations in any one industry or any exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as agreed. Management does not expect the level of the allowance for loan losses as a percentage of gross loans to change significantly in 2005. Non-performing loans are discussed further in the section titled “Non-Performing Assets”.

40.

TABLE 4

Analysis of the Allowance for Loan Losses	Years Ended December 31,
(000's omitted)	2004	2003	2002	2001	2000

Balance Beginning of Period	$ 3,414	$ 3,184	$ 3,125	$ 2,932	$ 2,961

Charge-offs:
Commercial, Financial and Agricultural	(365)	(940)	(329)	(226)	(284)
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	0	0	(7)	0	0
Installment Loans to Individuals	(306)	(455)	(510)	(487)	(522)

Total Charge-offs	(671)	(1,395)	(846)	(713)	(806)

Recoveries:
Commercial, Financial and Agricultural	38	169	344	30	107
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	0	0	0	0	0
Installment Loans to Individuals	172	138	135	125	86

Total Recoveries	210	307	479	155	193

Net Charge-offs	(461)	(1,089)	(367)	(558)	(613)

Provision	1,389	1,319	426	751	584

Addition from WMCB acquisition	1,159	0	0	0	0

Balance at End of Period	$ 5,501	$ 3,414	$ 3,184	$ 3,125	$ 2,932

Ratio of Net Charge-Offs During the Period	0.12%	0.43%	0.16%	0.28%	0.31%

NON-INTEREST INCOME

Non-interest income was $7,292,000 in 2004, $6,866,000 and $5,394,000 in 2003 and 2002, respectively. These amounts represent an increase of 6.2% in 2004 compared to 2003 and an increase of 27.3% comparing 2003 to 2002.

The most significant category of non-interest income is service charges on deposit accounts. These fees were $3,738,000 in 2004, compared to $3,609,000 and $2,594,000 in 2003 and 2002, respectively. This was an increase of $129,000 or 3.6% in 2004 and an increase of $1,015,000 or 39.1% in 2003. The increase in 2004 was due to the addition of West Michigan Community Bank, which provided $277,000 of service charges on deposit accounts. The increase in 2003 was due to the overdraft privilege product being in place all year and a slight increase in business deposit account service charges.

Gains on the sale of mortgage loans originated by the Banks and sold in the secondary market were $510,000 in 2004, $1,258,000 in 2003, and $1,009,000 in 2002. The decrease of $748,000 in 2004 was due to higher interest rates than in 2003 and 2002 and a continued slowdown of the refinance activity. The 24.7% increase in 2003 was due to the increase in mortgage loan production caused by an increase in new home purchases and refinancing activity due to low mortgage interest rates. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis; thus the Corporation did not receive mortgage-servicing fees in 2004, 2003 or 2002.

Trust income increased $170,000 or 33.5% in 2004 to $677,000 compared with $507,000 in 2003 and $540,000 in 2002. The 33.5% increase in 2004 was due primarily to the acquisition of West Michigan Community Bank that provided $119,000 of additional trust income. The 6.1% decrease in 2003 was due to decline in market value of trust assets.

In 2004, the Corporation did not recognize any securities gains compared to 2003 when the Corporation did recognize a gain on security transactions of $31,000 and the Corporation did not recognize any gains in 2002. In 2003, these gains were due to the Corporation selling some low yielding securities and purchasing higher yielding securities.

41.

In 2003, the Corporation recognized a gain on the sale of fixed assets of $201,000, due to the sale of a branch of one of the Bank subsidiaries.

Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees were $2,367,000 in 2004 compared to $1,260,000 and $1,251,000 in 2003 and 2002, respectively. The increase in 2004 was due to the gain on the sale of the credit card portfolio and the sale of some SBA loans, which totaled $464,000. The corporation sold the credit card portfolio due to potential fraud risk in the future and sold the SBA loans due to processing issues with the loans. Also, the addition of West Michigan Community Bank did help increase other income in 2004. The increase in 2003 was due to an increase debit card and ATM income.

NON-INTEREST EXPENSE

Total non-interest expense was $18,176,000 in 2004 compared to $13,276,000 in 2003 and $12,253,000 in 2002. This was an increase of 36.9% in 2004 and 8.4% in 2003.

Salaries and employee benefits, the Corporation’s largest operating expense category, were $9,956,000 in 2004, compared with $6,981,000 in 2003, and $6,454,000 in 2002. Increased costs are primarily a result of the West Michigan Community Bank acquisition that increased this category by $2,081,000. The other portion of the increase is due to annual salary increases, increases in health care expenses and staff additions in connection with new branch offices in Brighton, Goodrich and Grandville, which all opened in 2004.

In 2004, equipment expenses were $2,153,000 compared to $1,533,000 in 2003 and $1,563,000 in 2002, an increase of 40.4% in 2004 and a decrease of 1.9% in 2003. The increase in 2004 was primarily attributable to the acquisition of West Michigan Community Bank, which totaled $388,000 in 2004. Also, the increase in 2004 was due in part to equipment maintenance cost increasing due to more equipment to cover and an increase in equipment depreciation. The slight decrease in 2003 was due to lower rental costs and depreciation expense.

Occupancy expenses associated with the Corporation’s facilities were $1,633,000 in 2004 compared to $1,116,000 in 2003 and $1,061,000 in 2002. In 2004, this was an increase of 46.3% and in 2003 an increase of 5.2%. The increase of $517,000 in 2004 was due to the opening of three branch offices (Goodrich, Brighton & Grandville) and the acquisition of West Michigan Community Bank, which had occupancy expenses of $303,000 in 2004. The increase in 2003 was due to higher property taxes, and expenses associated with opening the new Grand Blanc extension office.

Office supplies were $349,000 in 2004 compared to $300,000 in 2003 and $ 305,000 in 2002. In 2004, this was an increase of 16.3% and in 2003 a decrease of 1.6%. The increase of $49,000 in 2004 was due to West Michigan Community Bank acquisition, which had office supplies in 2004 that totaled $56,000. The slight decrease in 2003 was due to reduction in various normal office supplies.

Loan and collection expenses were $289,000 in 2004 compared to $280,000 in 2003, and $183,000 in 2002. The slight increase in 2004 of 3.2% was due to the acquisition of West Michigan Community Bank that had loan and collection expenses of $60,000 in 2004. The increase of 53.0% in 2003 was due to the other real estate and collection efforts pertaining to a large charge off during the year.

Advertising expenses were $499,000 in 2004 compared to $373,000 in 2003, and $315,000 in 2002. The increase of 33.8% was due to the acquisition of West Michigan Community Bank, which had advertising expenses of $132,000 in 2004. The 18.4% increase in advertising expense in 2003 was due to broader advertising efforts in the Grand Blanc market.

42.

Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $1,031,000 in 2004 compared to $1,171,000 in 2003, and $1,100,000 in 2002. The decrease of 12.0% in 2004 was due to having lower consulting fees pertaining to the overdraft privilege product. The increase of 6.5% in 2003 was due to higher consulting fees pertaining to the implementation of the overdraft privilege product.

Other general and administrative expenses were $2,266,000 in 2004 compared to $1,522,000 in 2003, and $1,272,000 in 2002. The increase of $744,000 in 2004 was primarily due to the acquisition of West Michigan Community Bank that had other expenses of $480,000 in 2004. Also, other losses and business development expenses increased in 2004. The increase of $250,000 or 19.7% in 2003 was due to higher other losses from charged off deposit accounts and higher business development expenses. The decreases in these expenses were due to lower other losses from charged off accounts and lower correspondent bank charges in 2002.

FINANCIAL CONDITION

Proper management of the volume and composition of the Corporation’s earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. The Corporation’s securities portfolio is structured to provide a source of liquidity through maturities and to generate an income stream with relatively low levels of principal risk. The Corporation does not engage in securities trading. Loans comprise the largest component of earning assets and are the Corporation’s highest yielding assets. Client deposits are the primary source of funding for earning assets while short-term debt and other sources of funds could be utilized if market conditions and liquidity needs change.

The Corporation’s total assets averaged $547 million for 2004 exceeding 2003‘s average of $378 million by $169 million or 44.6%. The Corporation acquired West Michigan Financial Corporation on March 15, 2004, which has assets of $137 million. The Corporation entered into a security leverage strategy in 2003, which entailed borrowing $12.5 million of repurchase agreements and using $12.5 million of excess liquidity to purchase $25 million of mortgage-backed securities that returned a positive spread and increased net interest income for the Corporation. Average loans comprised 65.9% of total average assets during 2004 compared to 62.1% in 2003. Loans grew $125.6 million on average, with commercial loans leading the advance by $99.3 million or 62.1%. The ratio of average non-interest bearing deposits to total deposits was 15.9% in 2004 compared to 16.2% during 2003. Interest bearing deposits comprised 90.4% of total average interest bearing liabilities during 2004, down from 97.0% during 2003. The Corporation’s year-end total assets were $585 million for 2004 up from $420 million in 2003. The increase was due to the higher loan demand and the acquisition of West Michigan Community Bank in 2004.

SECURITIES PORTFOLIO

Securities totaled $129,177,000 at December 31, 2004 compared to $126,002,000 at December 31, 2003. This was an increase of $3,175,000 or 2.5%. The increase in 2004 resulted principally from the West Michigan Ccommunity Band acquisition and the Corporation’s other security portfolios decreased to fund higher loan demand. At December 31, 2004 these securities comprised 24.4% of earning assets, up from 32.8% at December 31, 2003. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities and a few mortgage backed securities, which are classified as held to maturity. Increases in loan balances from new loan growth in 2004 did not exceed the amount of deposit growth, which coupled with the slight increase in securities in 2004 accounts for the slight increase in federal funds sold. Fed funds sold were $4,550,000 at December 31, 2004 compared with $3,650,000 at December 31, 2003.

The Corporation’s present policies with respect to the classification of securities are discussed in Note 1 to the Consolidated Financial Statements. As of December 31, 2004, the estimated aggregate fair value of the Corporation’s securities portfolio was $991,000 below amortized cost. At December 31, 2004 gross unrealized gains were $317,000 and gross unrealized losses were $1,308,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Note 3 to the Consolidated Financial Statements. Yields on municipal securities presented in Table 5 below have not been tax effected.

43.

TABLE 5
Analysis and Maturities of Securities

(000's omitted)	Amortized Cost	Fair Value	Yield
AVAILABLE FOR SALE
U.S. Agencies
One year or less	$ 0	$ 0	0.00%
Over one through five years	27,676	27,515	3.03%
Over five through ten years	18,557	18,324	3.68%
Over ten years	2,000	1,995	3.60%

Total	48,233	47,834
Mortgage-Backed
One year or less	$ 0	$ 0	0.00%
Over one through five years	9	9	8.25%
Over five through ten years	16,623	16,403	3.94%
Over ten years	38,407	37,974	3.94%

Total	55,039	54,386
State and Political
One year or less	$ 150	$ 151	4.55%
Over one through five years	1,774	1,779	3.07%
Over five through ten years	2,464	2,482	5.21%
Over ten years	2,678	2,712	4.06%

Total	7,066	7,124
Equity Securities	$ 1,045	$ 1,045
HELD TO MATURITY
Mortgage-Backed
One year or less	$ 8	$ 8	7.50%
Over one through five years	15	17	9.08%
Over five through ten years	0	0	0.00%
Over ten years	0	0	0.00%

Total	23	25
State and Political
One year or less	$ 8,507	$ 8,431	2.03%
Over one through five years	4,028	4,114	4.08%
Over five through ten years	3,756	3,743	4.13%
Over ten years	2,472	2,475	4.65%

Total	18,763	18,763
Total Securities	$130,169	$129,177

LOAN PORTFOLIO

The Corporation extends credit primarily within in its local markets in Genesee, Oakland, and Livingston counties and in its new local markets in Kent and Ottawa counties of the west side of Michigan. The Corporation’s commercial loan portfolio is widely diversified with no concentration within a single industry that exceeds 10% of total loans. The Corporation’s loan portfolio balances are summarized in Table 6.

44.

Total loans increased $140,677,000 for the year ended December 31, 2004, with total loans comprising 74.4% of earning assets as compared to 75.6% of December 31, 2003 earning assets. The increase was primarily due to the acquisition of West Michigan Community Bank in 2004 and the growth of the commercial loan portfolio in The State Bank. Economic conditions remained reasonably steady throughout 2004 in southeastern Michigan and in west Michigan. The steadiness of the economy supported continued commercial business growth including commercial development. Accordingly, the Corporation experienced strong demand for commercial loans. In 2004, commercial loans increased $82,562,000 to $229,012,000 or 56.4%. Also, real estate construction and mortgage loans increased $28,364,000 or 86.2% in 2004. Consumer loans increased $14,888,000 or 26.8% in 2004. In 2003, commercial loans increased approximately $16,888,000 to $146,450,000 or 13.0%. Additionally, real estate construction and development loans increased $5,881,000 or 21.8% to $32,913,000 at December 31, 2003. Consumer loans stayed steady for 2003.

Management expects the economy to support continued growth and development in 2005 and will aggressively seek out new loan opportunities while continuing its efforts to maintain sound credit quality.

TABLE 6
Loan Portfolio

December 31, (000's omitted)	2004	2003	2002	2001	2000

Commercial	$229,012	$146,450	$129,562	$118,894	$101,925
Real estate - construction	61,278	32,913	27,032	25,434	17,471
Real estate - mortgage	32,705	18,335	11,944	11,158	10,514
Consumer	70,435	55,547	55,683	58,644	65,198

Total	$393,430	$253,245	$224,221	$214,130	$195,108

The Corporation originates primarily residential and commercial real estate loans, commercial, construction, and consumer loans. The Corporation estimates that 80% of the loan portfolio is based in Genesee and Livingston counties within southeast Michigan and Kent and Ottawa counties in west Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the areas.

TABLE 7
Maturities of the Loan Portfolio by Loan Type

December 31, 2004 (000's omitted)	Within One Year	One- Five Years	After Five Years	Total
Commercial	$ 53,641	$125,637	$ 49,734	$229,012
Real estate - construction	55,821	4,077	1,380	61,278
	14,989	6,046	11,670	32,705
Consumer	9,079	21,016	40,340	70,435

	$133,530	$156,776	$103,124	$393,430

TABLE 8
Maturities of the Loan Portfolio by Rate Categories

December 31, 2004 (000's omitted)	Within One Year	One- Five Years	After Five Years	Total

Loans:
Fixed Rate	$ 41,649	$ 81,522	$ 53,309	$176,480
Variable Rate	91,881	75,254	49,815	216,950

	$133,530	$156,776	$103,124	$393,430

45.

Credit risk is managed via specific credit approvals and monitoring procedures. The Corporation’s outside loan review function examines the loan portfolio on a periodic basis for compliance with credit policies and to assess the overall credit quality of the loan portfolio. These procedures provide management with information on an ongoing basis for setting appropriate direction and taking corrective action as needed.

The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2004, which comprised 15.6% of total loans, totaled $61,278,000 as compared to $32,913,000 and $27,032,000 at the end of 2003 and 2002, respectively.

The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various industrial and professional organizations. The Corporation believes that these portfolios are well diversified and do not present a significant risk to the Banks.

NON-PERFORMING ASSETS

Non-performing assets include loans on which interest accruals have ceased, real estate acquired through foreclosure, loans past due 90 days or more and still accruing and renegotiated loans. Table 9 represents the levels of these assets at December 31, 2000 through 2004. Non-performing assets decreased slightly at December 31, 2004 as compared to 2003. Other Real Estate Owned decreased $873,000 in 2004, however, Other Real Estate In Redemption increased by $672,000, which had one residential property that comprised $727,000 of the $856,000 balance at the end of the year. The majority of the properties are commercial and marketability is dependent on the real estate market. One single-family residential property comprises $856,000 of the outstanding balance at the end of 2004. Non-performing loans decreased slightly as compared to December 31, 2003. Renegotiated loans were reduced significantly due to reclassification of a residential real estate secured loan to Other Real Estate In Redemption. Non-accrual loans and loans past due over 90 days and still accruing interest increased during this period. This increase was due to two commercial credits being nonaccrual in one of the subsidiary banks.

The level and composition of non-performing assets are affected by economic conditions in the Corporation’s local markets. Non-performing assets, charge-offs, and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting the Corporation’s operating results. In addition to non-performing loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management’s opinion, may deteriorate in quality if economic conditions change.

TABLE 9
Non-Performing Assets and Past Due Loans (000‘s omitted)

	December 31,
	2004	2003	2002	2001	2000

Non-Performing Loans:
Loans Past Due 90 Days or More & Still
Accruing	$ 91	$ 47	$ 72	$186	$ 489
Non-Accrual Loans	1,102	229	512	321	731
Renegotiated Loans	477	1,262	0	0	0

Total Non-Performing Loans	1,670	1,538	584	507	1,220

Other Non-Performing Assets:
Other Real Estate	208	1,081	110	0	0
Other Real Estate Owned in Redemption	856	184	164	0	0
Other Non-Performing Assets	4	79	92	10	159

Total Other Non-Performing Assets	1,068	1,344	366	10	159

Total Non-Performing Assets	$2,738	$2,882	$950	$517	$1,379

Non-Performing Loans as a % of
Total Loans	0.70%	0.61%	0.26%	0.24%	0.63%
Non-Performing Assets as a % of
Total Loans and Other Real Estate	0.69%	1.13%	0.42%	0.25%	0.71%
Allowance for Loan Losses as a % of
Non-Performing Loans	350.16%	221.98%	545.21%	616.37%	240.33%
Accruing Loans Past Due 90 Days or
More to Total Loans	0.02%	0.20%	0.03%	0.09%	0.25%
Non-performing Assets as a % of
Total Assets	0.47%	0.69%	0.28%	0.17%	0.47%

46.

Table 10 reflects the allocation of the allowance for loan losses and is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. The Corporation does not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified. Table 10 also reflects the percentage ratio of outstanding loans by category to total loans at the end of each of the respective years.

TABLE 10
Allocation of the Allowance for Loan Losses

December 31, (000's omitted)	2004		2003		2002		2001		2000
	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %

Commercial and	$4,600	73.79%	$2,624	70.83%		$2,222	69.84%	$2,121	67.40%	$1,645	58.69%
construction
Real estate mortgage	312	8.31%	207	7.24%		65	5.33%	60	5.21%	94	7.89%
Consumer	508	17.90%	576	21.93%		897	24.83%	819	27.39%	890	33.42%
Unallocated	81		7			0		125		303

Total	$5,501	100.00%	$3,414	100.00%		3,184	100.00%	$3,125	100.00%	$2,932	100.00%

The following describes the Corporation’s policy and related disclosures for impaired loans. The Corporation maintains an allowance for impaired loans. A loan is considered impaired when management determines it is probable that the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Interest income on impaired non-accrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.

Certain of the Corporation’s non-performing loans included in Table 9 are considered impaired. The Corporation measures impairment on all large balance non-accrual commercial loans. Certain large balance accruing loans rated watch or lower are also measured for impairment. Impairment losses are believed to be adequately covered by the provision for loan losses. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment and include certain smaller balance commercial loans, consumer loans, residential real estate loans, and credit card loans, and are not included in the impaired loan data in the following paragraphs.

At December 31, 2004, loans considered to be impaired totaled $3,504,000. A specific allowance is required for all except for a $139,000 loan. The average recorded investment in impaired loans was $4,303,000 in 2004. The interest income recognized on impaired loans based on cash collections totaled $192,000 during 2004.

At December 31, 2003, loans considered to be impaired totaled $5,102,000. A specific allowance is required for all except for a $66,000 loan. The average recorded investment in impaired loans was $3,752,000 in 2003. The interest income recognized on impaired loans based on cash collections totaled $160,000 during 2003.

The Corporation maintains policies and procedures to identify and monitor non-accrual loans. A loan is placed on non-accrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more. Interest accrued but not collected is reversed against income for the current quarter and charged to the allowance for loan losses for prior quarters when the loan is placed on non-accrual status.

47.

DEPOSITS
TABLE 11

Average Deposits
Years Ended December 31,

	2004		2003		2002			2001		2000
(000's omitted)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate		Average Balance	Average Rate	Average Balance	Average Rate

Non-int. bearing demand	$ 73,553		$ 52,853		$ 43,908			$ 39,014		$ 35,711
Interest-bearing demand	108,704	0.98%	53,897	0.94%	42,637	0.95%		36,457	1.62%	40,199	1.82%
Savings	149,099	1.09%	117,138	1.17%	85,746	1.37%		73,151	2.59%	66,890	3.45%
Time	129,462	3.05%	102,563	3.35%	99,419	4.07%		116,044	5.75%	108,149	5.75%

Total	$460,818	1.44%	$326,451	1.63%	$ 271,710	2	2.07%	$264,666	3.38%	$250,949	3.69%

The Corporation’s average deposit balances and rates for the past five years are summarized in Table 11. Total average deposits were 41.2% higher in 2004 as compared to 2003. Deposit growth was derived primarily from increases in all deposit categories and the acquisition of West Michigan Community Bank. Interest-bearing demand deposits comprised 23.5% of total deposits, savings deposits comprised 32.3% of total deposits, and time deposits comprised 28.1% of total deposits.

As of December 31, 2004 certificates of deposit of $100,000 or more accounted for approximately 10.4% of total deposits compared to 7.1% at December 31, 2003. The maturities of these deposits are summarized in Table 12.

TABLE 12
Maturity of Time Certificates of Deposit of $100,000 or More

(000's omitted)	December 31, 2004	December 31, 2003

Three months or less	$24,417	$ 7,358
Over three through six months	3,647	2,654
Over six through twelve months	3,678	3,280
Over twelve months	19,192	11,372

Total	$50,934	$24,664

Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with a carrying amount of $18.9 million at year-end 2004. These agreements are fixed rate financing arrangements that mature in 2005 ($5,000,000) and 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. These repurchase agreements were used as part of the securities leverage strategy to help enhance net interest income for the Corporation.

FEDERAL INCOME TAXES

The Corporation’s effective tax rate was 27.4% for 2004, 25.8% for 2003 and 29.9% for 2002. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investment in securities and loans, which provide income exempt from federal income tax. Additional information relating to federal income taxes is included in Note 8 to the Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE RISK MANAGEMENT

Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards. Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature market represent a substantial portion of deposits of individuals. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2004, 2003, and 2002. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions. The Corporation does not foresee any difficulty in meeting its funding requirements.

48.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2004 federal funds sold represented 0.8% of total assets, compared to 0.9% at the end of 2003. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.

Interest rate risk is managed by controlling and limiting the level of earnings volatility arising from rate movements. The Corporation regularly performs reviews and analyses of those factors impacting interest rate risk. Factors include maturity and re-pricing frequency of balance sheet components, impact of rate changes on interest margin and prepayment speeds, market value impacts of rate changes, and other issues. Both actual and projected performance, are reviewed, analyzed, and compared to policy and objectives to assure present and future financial viability.

The Corporation had cash flows from financing activities resulting primarily from the inflow of demand and savings deposits and decrease of borrowings. In 2004, these deposits increased $32,712,000 and these borrowings decreased $9,824,000. Cash used by investing activities was $23,459,000 in 2004 compared to cash used of $95,541,000 in 2003. The change in investing activities was due to the increase in the origination of loans in 2004 compared to 2003 and not as many securities purchases in 2004 compared with 2003.

The following table discloses information on the maturity of the Corporation’s contractual long-term obligations:

Table 13	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Short-term borrowings	$ 5,200	$ 5,200	$ -	$ -	$ -
FHLB advances	19,402	10,311	6,000	-	3,091
Repurchase agreements	10,000	5,000	-	5,000	-
Subordinated debt	12,000	-	-	-	12,000
Operating leases	630	281	301	48	-

	$47,232	$20,792	$6,301	$ 5,048	$15,091

CAPITAL RESOURCES

Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5% respectively. At December 31, 2004, the Corporation was well in excess of the minimum capital and leverage requirements necessary to be considered a “well capitalized” banking company as defined by federal law.

Total shareholders’ equity rose 5.1% to $42,969,000 at December 31, 2004, compared with $40,882,000 at December 31, 2003. The Corporation’s equity to asset ratio was 7.3% at December 31, 2004, compared to 9.7% at December 31, 2003. The decrease in this retio was primarily due to the acquisition of West Michigan Community Bank. The increase in equity in 2004 resulted from retained earnings (net income in excess of dividends). In 2004, the Corporation paid $0.92 per share for a dividend, same level paid in 2003.

At December 31, 2004, the Corporation’s tier 1 and total risk-based capital ratios were 10.2% and 11.4%, respectively, compared with 16.9% and 18.0% in 2003. The decrease in the risk-based capital ratios was largely due to the purchase of West Michigan Financial Corporation in March of 2004. The Corporation’s tier 1 leverage ratio was 8.7% at December 31, 2004 compared with 14.0% at December 31, 2003. This decrease in the leverage ratio was due to the purchase of West Michigan Financial Corporation.

49.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Management’s Discussion and Analysis of financial condition and results of operations are based on Fentura Financial, Inc.‘s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, income and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and actual results could differ from those estimates.

The allowance for loan losses is maintained at a level we believe is adequate to absorb probable losses identified and inherent in the loan and lease portfolio. Our evaluation of the adequacy of the allowance for loan and lease losses is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. The allowance for loan and leases losses represents management’s best estimate, but significant downturns in circumstances relating to loan and lease quality or economic conditions could result in a requirement for an increased allowance for loan and lease losses in the near future. Likewise, an upturn in loan and lease quality or improved economic conditions may result in a decline in the required allowance for loan and lease losses. In either instance unanticipated changes could have a significant impact on operating earnings.

The allowance for loan and lease losses is increased through a provision charged to operating expense. Uncollectible loans and leases are charged-off through the allowance for loan and lease losses. Recoveries of loans and leases previously charged-off are added to the allowance for loan and lease losses. A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement. Our policy for recognizing income on impaired loans is to accrue interest unless a loan is placed on nonaccrual status.

OFF-BALANCE-SHEET ITEMS

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. Amount of commitments are included in Note 13 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2004, the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2004 compared to 2003.

The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements.

50.

The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2004. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 14
Rate Sensitivity of Financial Instruments

(000's omitted)	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value

Rate Sensitive Assets:
Fixed interest rate loans	$ 41,637	$30,913	$27,223	$ 21,926	$29,391	$25,390	$176,480	$180,834
Average interest rate	6.42%	6.90%	6.94%	6.50%	6.45%	6.38%
Variable interest rate loans	$ 91,890	$25,770	$17,919	$ 30,827	$19,763	$30,797	$216,966	$217,171
Average interest rate	5.95%	5.79%	5.85%	5.61%	5.57%	5.57%
Fixed interest rate	$ 50,214	$ 7,134	$ 3,907	$ 9,205	$ 1,513	$16,043	$ 88,016	$ 88,016
securities
Average interest rate	4,44%	4.87%	4.08%	5.37%	3.84%	4.99%
Variable Interest rate						$41,160	$ 41,160	$ 41,162
securities
Average interest rate						3.71%
FHLB Stock	$ 2,252						$ 2,252	$ 2,252
Average interest rate	3.90%
Other interest bearing	$ 4,550						$ 4,550	$ 4,550
assets
Average interest rate	2.00%
Rate Sensitive Liabilities:
Interest-bearing checking	$ 118,388						$118,388	$118,376
Average interest rate	1.01%
Savings	$ 148,631						$148,631	$148,757
Average interest rate	0.52%
Time	$ 78,781	$21,086	$22,666	$ 8,508	$11,780	$ 594	$143,415	$141,232
Average interest rate	2.67%	2.81%	4.25%	3.53%	3.81%	1.23%
Short term borrowings	$ 5,200						$ 5,200	$ 5,195
Average interest rate	2.50%
FHLB advances	$ 10,015	$ 3,015	$ 3,015	$ 15	$ 15	$ 3,327	$ 19,402	$ 19,344
Average interest rate	2.42%	4.42%	3.62%	7.34%	7.34%	5.01%
Repurchase agreements	$ 5,000			$ 5,000			$ 10,000	$ 10,000
Average interest rate	1.40%			2.60%
Subordinated debt				$ 12,000			$ 12,000	$ 12,000
Average interest rate				4.15%

INTEREST RATE SENSITIVITY MANAGEMENT

Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, within prudent ranges of risk. The Corporation attempts to accomplish this objective by structuring the balance sheet so that re-pricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these re-pricing opportunities at any point in time constitute a bank’s interest rate sensitivity. The Corporation currently does not utilize derivatives in managing interest rate risk.

An indicator of the interest rate sensitivity structure of a financial institution’s balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, and is referred to as “GAP”.

51.

Table 15 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2004, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

TABLE 15

Gap Analysis December 31, 2004
(000's Omitted)	Within Three Months	Three Months- One Year	One to Five Years	After Five Years	Total

Interest Bearing Bank Deposits	$ 0	$ 0	$ 0	$ 0	$ 0
Federal Funds Sold	4,550	0	0	0	4,550
Securities	25,329	26,336	42,003	35,509	129,177
Loans	27,258	106,263	223,548	36,361	393,430
Loans Held for Sale	1,587	0	0	0	1,587
FHLB Stock	2,252	0	0	0	2,252

Total Earning Assets	$ 60,976	$ 132,599	$265,551	$71,870	$530,996

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$ 118,388	$ 0	$ 0	$ 0	$118,388
Savings Deposits	148,631	0	0	0	148,631
Time Deposits Less than $100,000	13,466	33,774	44,651	590	92,481
Time Deposits Greater than $100,000	24,417	7,220	19,297	0	50,934
Short-term Borrowings	5,200	0	0	0	5,200
FHLB Advances	4,000	6,015	6,060	3,327	19,402
Repurchase Agreements	0	5,000	5,000	0	10,000
Subordinated Debt	0	0	12,000	0	12,000

Total Interest Bearing Liabilities	$ 314,102	$ 52,009	$ 87,008	$ 3,917	$457,036

Interest Rate Sensitivity GAP	($253,126)	$ 80,590	$178,543	$67,953	$ 73,960
Cumulative Interest Rate
Sensitivity GAP	($253,126)	($172,536)	$ 6,007	$73,960
Interest Rate Sensitivity GAP	0.19	2.55	3.05	18.35
Cumulative Interest Rate
Sensitivity GAP Ratio	0.19	0.53	1.01	1.16

As indicated in Table 15, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. The limitations of gap described above impacted financial performance in 2004. The Corporation’s gap position was negative and there was an increase in market interest rates; yet net interest income increased and the net interest margin ratio increased. In 2004, with the Corporation being in a negative gap position, net interest income should in theory decrease if rates rose. What occurred, however, was rates increased on the asset side and the Corporation lagged the market, generating more net interest income and increasing the net interest margin ratio in 2004. The liabilities, largely deposits, either lagged market re-pricing due to the maturity dates on time deposits or were not re-priced by the same amount as assets due to competitive pressures. Interest bearing checking and savings deposits are generally lower cost of funds products compared to time deposits. For example certain asset products re-priced upward 1.25% with the upward movement of national prime rates in the last part of 2004 while most of interest bearing checking and savings were at rates lower than 0.50% at the start of the year and accordingly, had a much lesser level of re-pricing opportunity. The Corporation expects to continue to make strides in managing interest rate sensitivity.

52.

ACCOUNTING AND REPORTING DEVELOPMENTS

FAS 123, Revised requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of $3,000 during the balance of 2005. There will be no significant effect on financial position, as total equity will not change.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made.

The effect of these other new standards on the Corporation’s financial position and results of operations is not expected to be material upon and after adoption.

FORWARD LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations, and other sections of the Consolidated Financial Statements, contain forward looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecast in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward looking statements as a result of new information, future events, or otherwise.

Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward looking statement include, but are not limited to, changes in interest rate and interest rate relationships, demands for products and services, the degree of competition by traditional and non-traditional competitors, changes in banking laws or regulations, changes in tax laws, change in prices, the impact of technological advances, government and regulatory policy changes, the outcome of pending and future litigation and contingencies, trends in customer behavior as well as their ability to repay loans, and the local economy.

FENTURA FINANCIAL, INC. COMMON STOCK

Table 16 sets forth the high and low market information for each quarter of 2002 through 2004. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of March 1, 2005, there were 808 shareholders of record, not including participants in the Corporation’s employee stock option program.

53.

TABLE 16
Common Stock Data

		Market Information		Dividends Paid
Years	Quarter	High	Low	Per Share

	First Quarter	$ 26.14	$ 23.18	$ 0.000
2002	Second Quarter	30.91	24.55	0.210
	Third Quarter	29.50	26.82	0.210
	Fourth Quarter	31.59	28.41	0.500
				$ 0.920

	First Quarter	$ 31.82	$ 30.45	$ 0.230
2003	Second Quarter	31.59	31.09	0.230
	Third Quarter	31.82	30.47	0.230
	Fourth Quarter	31.82	30.56	0.230
				$ 0.920

	First Quarter	$ 39.00	$ 31.05	$ 0.230
2004	Second Quarter	45.00	31.26	0.230
	Third Quarter	45.00	39.40	0.230
	Fourth Quarter	40.70	36.75	0.230
				$ 0.920

Note:	Market and dividend per share figures have been adjusted to reflect a 10% stock dividend payable onFebruary 13, 2004.

54.

Fentura Financial, Inc. P.O. Box 725 Fenton, Michigan 48430-0725	This Proxy is solicited on behalf of the Board of Directors

PROXY

        The undersigned hereby appoints J. David Karr and Thomas P. McKenney as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Fentura Financial, Inc. held of record by the undersigned on March 16, 2005 at the annual meeting of shareholders to be held April 26, 2005 and at any adjournment thereof.

1.	In the election of three directors (Class II), each to be elected for a term expiring in 2008.

[ ]	FOR the nominees listed below	[ ]	WITHHOLD AUTHORITY to vote for the nominees listed below

Peggy Haw Jury      —      Thomas L. Miller      —      Ian W. Schonshek

      (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.
If no direction is made, this Proxy will be voted FOR all nominees listed in No. 1.

I plan to attend the Annual Meeting If jointly held, please indicate the number of persons attending	Yes_______ No________ ______________________

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature if held jointly

Dated: __________________________________, 2005

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.